UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 5, 2014

To the Shareholders of Perry Ellis International, Inc.:

The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 5, 2014 for the following purposes:

1.	To elect two directors of the Company to serve until the 2017 Annual Meeting of Shareholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 28, 2014 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on June 5, 2014

This proxy statement and our annual report to shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2014

Your vote is important. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Fanny Hanono,

Secretary

Miami, Florida

May 1, 2014

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, WE RESPECTFULLY URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 5, 2014

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 5, 2014, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement and the enclosed form of proxy are first being sent to shareholders is May 1, 2014. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders that accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

We will pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone, or by Company officers and employees without additional compensation. We will pay all costs of solicitation, including the reimbursement of certain reasonable expenses of brokers and nominees who mail proxy soliciting materials to their customers or principals. We have not retained a professional proxy solicitor or other firm to assist with the solicitation of proxies, although, we may do so if deemed appropriate.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect two directors of the Company to serve until the 2017 Annual Meeting of Shareholders;

2.	To hold an advisory vote on our executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of the respective nominees for director named in the section titled “Election of Directors,” (b) “FOR” the advisory vote on our executive compensation,

(c) “FOR” the ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business that may properly come before the Annual Meeting; however, if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Our Board of Directors has set the close of business on April 28, 2014, as the record date for determining which of our shareholders are entitled to notice of, and to vote, at the Annual Meeting. As of the record date, there were approximately 15,711,000 shares of common stock that are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this Proxy Statement. If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted FOR all nominees for director and FOR Proposal 2 and 3, as recommended by our Board of Directors. If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the advisory vote on our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” occur when shares represented by proxies received from a bank or broker are not voted on a matter because the bank or broker did not receive voting instructions from the bank or broker’s customer. Broker non-votes, will be treated the same as abstentions, which means the shares will be deemed to be present at the Annual Meeting for purposes of determining whether a quorum exists. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions are not considered shares present and entitled to vote with respect to the matter on which the broker has not voted or the abstention has been received. Thus, abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

PROPOSAL 1 – ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

Our amended and restated articles of incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. Joseph Natoli holds office until the 2014 Annual Meeting. Alexandra Wilson was appointed to serve on the Board in February 2014 and nominated to the class of directors whose term expires at the 2014 Annual Meeting. Oscar Feldenkreis, Joe Arriola, and Joseph P. Lacher hold office until the 2015 Annual Meeting. George Feldenkreis and Gary Dix hold office until the 2016 Annual Meeting. We acknowledge the outstanding services rendered by Mr. Natoli since his election to the Board in 2007.

At the Annual Meeting, two directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2017, or until their successors are duly elected and qualified. Of the Board members whose term expires at the Annual Meeting, Ms. Wilson is standing for election at the Annual Meeting and J. David Scheiner was nominated for election at the Annual Meeting. The accompanying form of proxy when properly executed and returned to us, will be voted FOR the election as directors of the two persons named below to the class of directors set forth opposite each of their respective names, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons in each class of directors than the number of nominees named in this Proxy Statement who are nominated for election to such class. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by our Board of Directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Current Term Expires	Term of Class Expires
Alexandra Wilson(1)(2)(3)(4)	37	Director	2014	2017
J. David Scheiner*(1)(2)(4)(5)	64	Director	N/A	2017

(1) Member of Corporate Governance Committee.	(4) Member of Compensation Committee.
(2) Member of Nominating Committee.	(5) Member of Audit Committee.
(3) Member of Investment Policy Committee.

*When	elected, Mr. Scheiner will serve on the listed committees.

Alexandra Wilson was appointed to our Board of Directors in February 2014. In 2007, Ms. Wilson co-founded Gilt Groupe, Inc., an innovative online shopping destination. Since 2013 she has served as its Head of Strategic Alliances where she leads a team that develops and executes strategic brand partnerships and complex marketing programs. Since Gilt’s founding, Ms. Wilson has filled multiple roles there, including serving as Chief Merchandising Officer from 2007 to 2012 and serving as Head of National Sales for Gilt City, a division of Gilt that has daily entertainment, retail and hospitality offerings from 2012 to 2013. Prior to founding Gilt, from 2005 to 2006, Ms. Wilson was the retail operations manager for Bulgari, a luxury goods retailer. From 2004 to 2005, she was the sales forecaster at Louis Vuitton, a luxury goods retailer. From 1999 to 2002, Ms. Wilson was an analyst at Merrill Lynch, an investment bank. Ms. Wilson is on the Board of Directors of the National Retail Federation Foundation, Dress for Success Worldwide and Fashion Group International. Ms. Wilson’s entrepreneurial and operating experience, including as co-founder of Gilt and her experience in merchandising, business development sales, branding, marketing and social media, and retail experience within the industry, provides the Board with invaluable insights into a range of retail operational matters and distribution.

J. David Scheiner, a nominee for election to our Board of Directors, is a consultant with J. David Scheiner, LLC, a company he founded in 2009, which provides consulting services internationally to companies in the retail and wholesale fields, investment banks and private equity funds, as well as helping businesses connect to large retailers. From 2007 until his retirement in 2009, he served as the President and Chief Operating Officer of Macy’s Florida/Puerto Rico, a division of Macy’s Inc., a department store. From 1991 to 2007, Mr. Scheiner served as Vice Chairman, Director of Stores for Macy’s Florida/Burdines. He was President of Maas Brothers/Jordan Marsh, a department store, from 1988 to 1991. From 1972 through 1988, he served in various management capacities at Burdines, a department store. Mr. Scheiner is currently a director of Cache Inc., a women’s specialty retailer, and serves on its audit committee and nominating and governance committee. He was Chairman of the Board of Metro Bank of Dade County and its holding company Metrobank Financial Services, Inc., between 2007 and 2010. He is a life time trustee of the Miami Children’s Hospital Foundation and was a member of the Board of Directors of United Way Miami-Dade. Mr. Scheiner’s over 40 years department and specialty store retail experience includes merchandising, marketing, customer service, sales, logistics, operations, distribution, store planning, construction and real estate, which provides him with a background that is relevant to the Board and allows him to advise us on a range of operational and industry matters.

PROPOSAL 1 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS

Management

Set forth below is certain information concerning our continuing directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
George Feldenkreis	78	Chairman of the Board, Chief Executive Officer	2016
Oscar Feldenkreis	54	Vice Chairman of the Board, President and Chief Operating Officer	2015
Joe Arriola(1)(2)(3)(4)	67	Director	2015
Joseph P. Lacher(1)(2)(3)(4)(5)	68	Director	2015
Gary Dix(2)(5)	66	Director	2016

Other Executive Officers
Anita Britt	50	Chief Financial Officer	N/A
Fanny Hanono	52	Secretary and Treasurer	N/A
Stephen Harriman	56	President, Sportswear Division	N/A
Luis Paez.	53	Chief Information Officer	N/A
Cory Shade	49	Senior Vice President, General Counsel and Assistant Secretary
Stanley P. Silverstein	62	President, International Development and Global Licensing	N/A
John F. Voith, Jr.	59	President, Golf Division	N/A

(1) Member of Audit Committee.	(4) Member of Compensation Committee.
(2) Member of Corporate Governance Committee.	(5) Member of Investment Policy Committee.
(3) Member of Nominating Committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer (the “CEO”). He is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. He is also a director of Federal Mogul Corporation. Mr. Feldenkreis’ development and expansion of the Company from a small privately-held company to a successful multi-brand public company, as well as his role as our CEO, provide valuable experience and insight to the Board and the Company.

Oscar Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President and Chief Operating Officer (the “COO”) in February 1993 and elected Vice Chairman of the Board in March 2005. He is a member of the Board of Directors of FIT’s Educational Foundation for the Fashion Industries, an Advisory Board Member of My Mela and an Advisory Member for the University of Pennsylvania’s Wharton School of Business Retail. Mr. Feldenkreis’ extensive experience in the apparel industry and all aspects of the markets served by the Company, as well as his role as our COO, make him uniquely qualified to serve as a member of the Board.

Joe Arriola was appointed to our Board of Directors in 2006. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From 2003 to 2006, he was Manager for the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm. Mr. Arriola served as the President and Chief Executive Officer of Pullmantur Cruises, the largest cruise line in Spain, from September 2007 to September 2008, from which he retired. He is Chairman of the Public Health Trust (Jackson Memorial Hospital). Mr. Arriola’s executive and entrepreneurial experience provides him with extensive knowledge of many issues that affect us, and allows him to advise the Board and the Company on matters involving global operations, strategic planning and marketing matters.

Gary Dix was elected to our Board of Directors in 1993. Since February 1994, Mr. Dix, a certified public accountant, an accredited business valuator, and a certified valuation analyst, has been a shareholder at Mallah Furman & Company, P.A., an accounting firm, and has served as Managing Director of the accounting firm since December 2011. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another accounting firm. Mr. Dix’s accounting, tax, and business valuation experience is a valuable resource to the Board and the Company, and provides a strong background for his role as chair of the Investment Policy Committee.

Joseph P. Lacher was elected to our Board of Directors in 1999 and became our lead director in 2006. From 1991 until his retirement in 2005, Mr. Lacher was State President for Florida Operations of BellSouth Telecommunications, Inc., a telecommunications company. From 1967 through 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at BellSouth. Mr. Lacher was Chairman of Great Florida Bank between June 2004 and December 2006. He is a director of TECO Energy, Inc. and chairs its audit committee and he is on its governance committee. He is a chairman and director of Goodwill of South Florida, and a trustee and board member of St. Thomas University. Mr. Lacher is uniquely qualified to serve on the Board primarily as a result of his extensive experience leading a major division of a large publicly traded company and his service on the board of directors of other public companies, which also provides a strong background for his role as chair of the Audit Committee and an audit committee financial expert.

Anita Britt was appointed Chief Financial Officer in March 2009. From 2006 until 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., an apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance for Jones Apparel Group, an apparel company.

Fanny Hanono was appointed Secretary and Treasurer in September 1990, after serving as our Assistant Secretary and Assistant Treasurer from September 1988 to August 1990. Additionally, she has overseen our

Human Resources since April 2003, and has managed insurance and imports since 2006. From April 2012 to present she also has served as President of GFX, an automotive parts company.

Stephen Harriman was appointed President, Sportswear Division in April 2014. From 2006 to April 2014, he served as our President, Bottoms Division in 2006. Since 1995, Mr. Harriman has been responsible for the development and sourcing of our bottom products. Prior to 1995, Mr. Harriman was a buyer for Marshall’s, an off-price apparel and home fashions retailer.

Luis Paez was appointed to Chief Information Officer in 2000. From December 1994 to 2000, he served as our MIS Director. From 1989 to 1994, he held various positions including that of Systems Director for Suave Shoes, a shoe company.

Cory Shade was appointed Senior Vice President and General Counsel in 2006, and Assistant Secretary in 2010. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investments, an investment company. From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, Ms. Shade was General Counsel of FirstCom Corporation, a telecommunications company, which merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Saunders & Dempsey LLP.

Stanley P. Silverstein, was appointed President, International Development and Global Licensing in September 2013. From 2006 to 2013, Mr. Silverstein served as Executive Vice President-International Strategy and Business Development of The Warnaco Group, Inc., which merged into PVH Corp., both apparel companies. From 1984 to 2006, Mr. Silverstein served in various management capacities for Warnaco, including EVP Corporate Development, Chief Adminstrative Officer, General Counsel and Secretary. In May 2004, Mr. Silverstein, without admitting or denying the findings, entered into a settlement with the Securities and Exchange Commission (“SEC”) pursuant to which the SEC found that Mr. Silverstein had willfully aided and abetted and caused certain violations by the Company of the federal securities laws and issued an administrative order requiring that Mr. Silverstein cease and desist from causing any violations and any future violations of such laws.

John F. Voith, Jr. was appointed President, Golf Division in April 2014. From April 2012 to April 2014 he served as Group President of Golf and Sportswear Divisions. From September 2009 to April 2012, he served as President of Golf and Sportswear Divisions and from 2001 to 2009 he served as Executive Vice President of the Sportswear Division. Prior to 2001, Mr. Voith held various positions, including as an Executive Vice President, at each of Phillips Van Heusen and The Arrow Co., both apparel companies.

George Feldenkreis is the father of Oscar Feldenkreis, our Vice Chairman, President and COO and a director, and Fanny Hanono, our Secretary and Treasurer. There are no other family relationships among our directors and executive officers.

Our executive officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election, unless otherwise stated, and until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in our long-term interests and those of our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

The board has a “lead director.” Joseph P. Lacher was elected lead director in the fiscal year ended January 31, 2007, and continues to serve in this position. The responsibilities of the lead director are as follows:

•	Presiding at all executive sessions of the meetings of the Board of Directors without any management members present;

•	Serving as a liaison between the Chairman and the independent directors; and

•	Calling meetings of the independent directors.

George Feldenkreis serves as both Chairman of the Board and CEO for our Company. The board believes that the combined role of Chairman and CEO is the appropriate leadership structure for us at this time. This leadership model provides clear accountability and efficient and effective leadership of our business, and the board believes Mr. Feldenkreis is the appropriate person to lead both our board and the management of our business.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board of Directors conducts an annual self-assessment. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. We reimburse directors for all expenses they incur in attending such programs.

Meetings and Committees of the Board of Directors

The board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During the fiscal year ended February 1, 2014 (“fiscal 2014”), our Board of Directors held five meetings including board meetings held via conference call. During fiscal 2014, all of our then current directors attended at least 75% of the meetings of the Board of Directors and applicable committees on which they served, except for Mr. Arriola who attended 50% of the Investment Committee meetings. We strongly encourage all directors to attend the Annual Meeting of Shareholders, but we have no specific policy requiring attendance by directors at such meeting. All of our then current directors attended the 2013 Annual Meeting of Shareholders.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The standing committees of the Board of Directors are the Audit Committee (the “Audit Committee”), the Compensation Committee (the “Compensation Committee”), the Corporate Governance Committee (the “Corporate Governance Committee”), the Nominating Committee (the “Nominating Committee”) and the Investment Policy Committee (the “Investment Policy Committee”). The board has determined that each member of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director in accordance with the standards adopted by The Nasdaq Stock Market, Inc. (“NASDAQ”). Our outside independent directors meet without management at regularly scheduled executive sessions, in conjunction with regularly scheduled board and committee meetings, and at such other times as they deem appropriate.

Our board or the applicable committee has adopted written charters for the Audit, Compensation, Nominating and Corporate Governance Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Compensation, Corporate Governance and Nominating Committee and corporate governance guidelines are posted in the “Investor Relations” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants with all fees and expenses to be paid by us.

Audit Committee

The Audit Committee is presently comprised of Joseph P. Lacher, Chairman of the committee, Joseph Natoli and Mr. Arriola, each of whom, other than Mr. Arriola, served on the Committee for the entirety of fiscal 2014. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, risk, legal compliance and ethics that management and our Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on nine occasions during fiscal 2014, including participation in conference calls with members of management and our independent registered public accounting firm to review and pre-approve earnings’ press releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the Board of Directors, all of the members of the Audit Committee are “independent” as that term is defined in the NASDAQ listing standards and the rules and regulations of the SEC and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, Messrs. Joseph Lacher and Joseph Natoli have been determined by our Board of Directors to meet the qualifications of an “Audit Committee Financial Expert” as defined in the SEC’s rules.

PricewaterhouseCoopers, LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Vice President of Internal Audit. The Audit Committee, consistent with the Sarbanes Oxley Act of 2002 and the SEC’s rules adopted thereunder, meets with management and the independent registered public accounting firm prior to the filing of our periodic reports. The Audit Committee has also adopted a policy and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is presently comprised of Joe Arriola, Chairman of the committee, Joseph P. Lacher and Alexandra Wilson, each of whom, other than Ms. Wilson, served on the Committee the entirety of fiscal 2014. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and incentives, for the CEO, approves salaries and incentives for other executive officers, administers our incentive compensation plans and makes recommendations to the Board of Directors and senior management regarding our compensation programs, including an assessment of the risks associated with such programs. The Compensation Committee held eleven meetings during fiscal 2014 including committee meetings held via conference calls.

Corporate Governance Committee

The Corporate Governance Committee is presently comprised of Joe Arriola, Chairman of the committee, Gary Dix, Joseph P. Lacher, Joseph Natoli and Alexandra Wilson, each of whom, other than Ms. Wilson, served on the Committee the entirety of fiscal 2014. The Corporate Governance Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; and evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board. The Corporate Governance Committee met six times in fiscal 2014.

Nominating Committee

The Nominating Committee is presently comprised of Joe Arriola, Joseph P. Lacher, Joseph Natoli and Alexandra Wilson, each of whom, other than Ms. Wilson, served on the Committee the entirety of fiscal 2014. The committee assists the Board of Directors, on at least an annual basis, by identifying individuals qualified to become board members, and recommending to the board the director nominees for the next Annual Meeting of Shareholders. The Nominating Committee met two times in fiscal 2014. Pursuant to the board membership criteria as set forth in the corporate governance guidelines, the committee requires that each director or nominee that it considers for the Board of Directors: (1) be a person of personal and professional integrity; (2) demonstrate seasoned business judgment; (3) be independent from management (with respect to outside directors); (4) possess strategic planning experience/vision; and (5) have time to commit to the board.

Additionally, pursuant to our corporate governance guidelines, the committee has determined that it will consider a number of other factors, skills and characteristics in evaluating candidates for the Board of Directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The candidate’s history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at Board of Directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•

The knowledge and skills the candidate would add to the Board of Directors and its committees, including the candidate’s knowledge of the SEC and NASDAQ regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the SEC and the NASDAQ;

•	The candidate’s business management and leadership experience;

•	The overall financial acumen of the candidate;

•	The candidate’s technical knowledge;

•	The candidate’s industry knowledge;

•	The functional experience of the candidate;

•	The risk management experience of the candidate;

•	The gender and cultural diversity of the candidate;

•	The makeup, skills and experience of the Board as a whole; and

•	The interplay of the candidate’s experience with the experience of other board members.

The Board believes that the Board of Directors should be a diverse body and the Nominating Committee regularly evaluates the composition of the Board of Directors in light of the Company’s strategies, business focus and related factors. In assessing the appropriate composition of the Board of Directors, the committee considers diversity. The committee approaches diversity broadly, including gender and cultural diversity, and takes into account the candidates’ various professional and personal backgrounds, skill sets and business perspectives.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the Board of Directors;

•	A statement by the candidate that the candidate is willing and able to serve on the Board of Directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the Board of Directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, and may request an interview with the candidate. The committee will not determine whether to recommend that the Board of Directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the Board of Directors nominate a candidate, or the Board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The Investment Policy Committee is presently comprised of Gary Dix, Chairman of the committee, Joseph P. Lacher and Alexandra Wilson, each of whom, except for Ms. Wilson, served on the Committee for the entirety of fiscal 2014. The Investment Policy Committee’s function is to oversee and administer the retirement plan and the pension plan acquired as a result of our acquisition of Perry Ellis Menswear, LLC in 2003 and our 401(k) plan. The Investment Policy Committee met on five occasions during fiscal 2014.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) had any relationship requiring disclosure by us under SEC rules, or (iii) is an executive officer of another entity where one of our executive officers serves on the Board of Directors.

Director Independence

The Board has determined that a majority of its members are “independent” in accordance with NASDAQ standards. In determining the independence of directors, our Board of Directors considered information regarding the relationships between each director and his or her family and us. Our Board of Directors made its determinations under the listing requirements of the NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. The NASDAQ definition also includes a subjective test. As required by the NASDAQ listing requirements, our Board of Directors made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our Board of Directors concluded that Joe Arriola, Gary Dix, Joseph P. Lacher, Joseph Natoli, and Alexandra Wilson each satisfied the NASDAQ standards of independence. The Board’s independence determination included the review of the relationship between Gary Dix and us. Mr. Dix is a shareholder and serves as Managing Director for the accounting firm of Mallah Furman & Company, P.A., that provides accounting services to certain members of the Feldenkreis family, for which the family paid to the firm fees totaling approximately $85,700 in fiscal 2014. Neither Mr. Dix nor Mallah Furman provided accounting and/or other services to us in fiscal 2014. The Board considered the nature of the services and the fees paid in relation to the firm’s total revenue and determined that Mr. Dix was independent. The Board’s independence determination included the review of the relationship between Joseph Natoli and us. Mr. Natoli is the Senior Vice President of Business and Finance and Chief Financial Officer of the University of Miami. George Feldenkreis serves as a Trustee of the University of Miami. Mr. Feldenkreis does not serve in a position at the University of Miami, as a trustee or otherwise, responsible for determining the compensation of Mr. Natoli. In addition, Mr. Natoli does not serve on our Compensation Committee. The Board considered the nature of the relationships and determined that Mr. Natoli was independent. Additionally, our Board’s independence determination included the review of the relationship between Ms. Wilson and us. Ms. Wilson is a co-founder and Head of Strategic Alliances for Gilt Groupe, Inc. Gilt is a customer of the Company. For fiscal 2014, the Company received approximately $400,000 from Gilt in connection with our sales of certain Company products on the Gilt.com website. The Board considered the nature of the sales in relation to Gilt’s total purchases and that the sales to Gilt represented less than 5% of the Company’s revenues and determined that Ms. Wilson is independent. Our Board of Directors also reviewed and discussed information provided by J. David Scheiner when nominating him to the Board of Directors and determined, when elected to the Board of Directors, Mr. Scheiner will satisfy the NASDAQ standards of independence.

In addition to the NASDAQ standards for independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of serving on the Audit Committee, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us other than their director compensation. Our Board of Directors determined that, when elected, Mr. Scheiner will be considered “independent” for the purposes of serving on the Audit Committee.

Shareholder Communication with the Board of Directors

Our Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board of Directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our Board of Directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our Board of Directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our Board of Directors held more than two days after a communication has been distributed, the Board of Directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to the Board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the Board and its committees:

•	Director qualifications generally and guidelines on the composition of the Board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

Role of Board in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing our risks and the Board and its committees provide review and oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis by management and addressed during periodic senior management meetings, resulting in both Board and committee discussions and public disclosure, as appropriate. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for reviewing our approach to risk management. The Board administers this risk oversight function either through the full Board or through one of its standing committees, each of which examines various components of our enterprise risks as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of our long and short term strategies, acquisitions and significant financial matters. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning, and collectability of receivables), legal and compliance risks and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The Investment Policy Committee considers risks related to the retirement and pension plan and 401(k) plan. The Nominating Committee considers risks related to the recruitment and retention of directors with the appropriate background to oversee, counsel and direct management. The Corporate Governance Committee considers risks related to management succession planning and overall corporate governance practices.

The Board of Directors, is responsible for overseeing the design of the risk management process and, in that regard, created an Enterprise Risk Management Committee (“ERM Committee”), a non-Board committee under the supervision of the Company’s Chief Executive Officer, to centrally coordinate the comprehensive enterprise risk management process. The ERM Committee has a top risks plan document which is reviewed at least semi-annually by the ERM Committee. The ERM Committee reviews the Company’s programs and processes related to risk management, and the individuals responsible for them. The ERM Committee categorizes enterprise risk into five categories: Financial/Reporting; Compliance and Legal; Strategic and External; Operational; and Technology and then reviews and analyzes the likelihood, impact, inherent risk and residual risk for all identified risks. Included in the review is the identification of the top concerns, assessment of their possible impact and probability, and identification of the responsible risk owner. The ERM Committee regularly assesses, monitors and re-evaluates Company risks and provided regular updates to the Board of Directors and its committees, as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our Audit Committee and our Corporate Governance Committee share the responsibility for the review and approval of “related party transactions” between us and our executive officers, directors or other related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% or greater shareholder of us since the beginning of our last fiscal year and their immediate family members. Our written policies require the review and approval of these related party transactions by committees of independent directors. It is the responsibility of each director and executive officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our executive officers and directors each year that ask for information about related party transactions. In reviewing and approving related party transactions, directors of either the Audit Committee or the Corporate Governance Committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.

We lease approximately 66,000 square feet of space from our CEO. The space is comprised of approximately 16,000 square feet for administrative offices, approximately 45,000 square feet for warehouse distribution and approximately 5,000 square feet for retail. These facilities are in close proximity to our corporate headquarters. Rent expense, including insurance and taxes, amounted to approximately $602,000 for the fiscal year ended February 1, 2014. At the inception of the leases in July 2004, the Audit Committee reviewed the terms of the two ten-year leases to ensure that they were reasonable and at, or below market. This review included the evaluation of information from third party sources.

We are a party to an aircraft charter agreement with a third party that charters an aircraft from an entity owned by our CEO and COO. There is no minimum usage requirement, and the charter agreement can be terminated with 60 days’ notice. We paid this third party $1.5 million for the fiscal year ended February 1, 2014. On at least an annual basis, the Audit Committee or Corporate Governance Committee reviews the terms of the current arrangement to ensure that it is at or below market. This review includes the evaluation of information from third party sources.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our COO. Royalty income earned from the Isaco license agreements amounted to $2.2 million for the fiscal year ended February 1, 2014. Our Corporate Governance or Audit Committee reviews renewals or extensions of the licensing agreement to ensure that they are consistent with the terms and conditions of our other license agreements.

For the fiscal year ended February 1, 2014, we paid Sprezzatura Insurance Group LLC approximately $1,043,000 in insurance premiums for property and casualty, cargo, employment practices, privacy and network liability, fiduciary, commercial crime, commercial accident and travel, and kidnap and ransom insurance, and insurance premiums relating to the comprehensive coverage of all of our foreign offices including liability coverage. Joseph Hanono, the son of Fanny Hanono, our Secretary and Treasurer, is a member of Sprezzatura Insurance Group. On an annual basis, our Corporate Governance or Audit Committee reviews the terms of the current arrangement.

The Company appointed Alexandra Wilson, co-founder and Head of Strategic Alliances for Gilt Groupe, Inc., to the Board of Directors effective February 20, 2014. For the fiscal year ended February 1, 2014, our net sales to Gilt were approximately $400,000. Our Corporate Governance or Audit Committee review the terms of the arrangement to ensure that they are consistent with the terms and conditions of sales to other similar customers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on April 28, 2014, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the Named Executive Officers listed on the Summary Compensation Table below, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis(3)(15)	1,880,765	11.8%
Oscar Feldenkreis(4)(15)	1,499,911	9.3%
Joe Arriola(5)(16)	25,193	*
Gary Dix(6)(16)	30,900	*
Joseph P. Lacher(7)(16)	40,150	*
Joseph Natoli(8)(16)	43,873	*
Alexandra Wilson	—	*
Anita Britt(9)(17)	52,515	*
Stephen Harriman(10)(17)	79,025	*
Stanley Silverstein(11)(17)	120,000	*
All directors and executive officers as a group (14 persons)(12)	4,357,317	26.4%

Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.)	1,329,078	8.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401(13)

BlackRock, Inc.	1,325,141	8.5%
40 East 52nd Street, New York, NY 10022(14)

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed, which includes shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)	Represents (a) 1,577,510 shares of common stock held directly by George Feldenkreis, of which approximately 600,000 of such shares are held in an account at Credit Suisse, as collateral for loans to Mr. Feldenkreis, (b) 188,358 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 52,647 restricted shares of common stock held directly by George Feldenkreis, which vest in three equal annual installments beginning on April 30, 2014 and (d) 62,250 restricted shares of common stock held directly by George Feldenkreis, which vest in three equal annual installments beginning on April 28, 2015. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(4)

Represents (a) 796,656 shares of common stock held by a revocable trust of which Oscar Feldenkreis is the trustee, of which approximately 567,306 of such shares are held in a margin account at DB Securities, as collateral for loans to Mr. Feldenkreis, (b) 150,000 shares of common stock held by irrevocable trusts each of 50,000 shares of common stock, of which the Reporting Person’s spouse is the trustee, (c) 250,000 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (d) 188,358 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (e) 52,647 restricted shares of common stock held directly by Oscar Feldenkreis, which vest in three equal annual installments beginning on April 30, 2014 and (f) 62,250 restricted shares of common stock held directly by Oscar Feldenkreis, which vest in three equal annual installments beginning on April 28, 2015. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(5)	Represents (a) 12,011 shares held directly by Mr. Arriola, (b) 7,475 shares owned by a revocable trust for which Mr. Arriola and his spouse are the trustees, and (c) 5,707 shares of restricted common stock owned directly by Mr. Arriola, of which (i) 785 shares of restricted stock vest and the restrictions lapse on June 9, 2014, (ii) 2,174 shares of the restricted stock vest and the restrictions lapse as follows: 1,087 shares on June 12, 2014 and 2015, and (iii) 2,748 shares of restricted stock vest and the restrictions lapse as follows: 916 shares on June 14, 2014, 2015 and 2016. Mr. Arriola has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(6)	Represents (a) 16,691 shares held directly by Mr. Dix, (b) 8,502 shares of common stock issuable upon the exercise of stock options held by Mr. Dix that are currently exercisable or are exercisable within 60 days of the record date, and (c) 5,707 shares of restricted common stock owned directly by Mr. Dix of which (i) 785 shares of restricted stock vest and the restrictions lapse on June 9, 2014, (ii) 2,174 shares of the restricted stock vest and the restrictions lapse as follows: 1,087 shares on June 12, 2014 and 2015, and (iii) 2,748 shares of restricted stock vest and the restrictions lapse as follows: 916 shares on June 14, 2014, 2015 and 2016. Mr. Dix has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(7)	Represents (a) 25,941 shares of common stock held directly by Mr. Lacher, (b) 8,502 shares of common stock issuable upon the exercise of stock options held by Mr. Lacher that are currently exercisable or are exercisable within 60 days of the record date, and (c) 5,707 shares of restricted common stock owned directly by Mr. Lacher of which (i) 785 shares of restricted stock vest and the restrictions lapse on June 9, 2014, (ii) 2,174 shares of the restricted stock vest and the restrictions lapse as follows: 1,087 shares on June 12, 2014 and 2015, and (iii) 2,748 shares of restricted stock vest and the restrictions lapse as follows: 916 shares on June 14, 2014, 2015 and 2016. Mr. Lacher has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(8)	Represents (a) 14,441 shares held directly by Mr. Natoli, (b) 20,600 shares held jointly by Mr. Natoli and his spouse, (c) 3,125 shares of common stock issuable upon the exercise of stock options held by Mr. Natoli that are currently exercisable or are exercisable within 60 days of the record date, and (d) 5,707 shares of restricted common stock owned directly by Mr. Natoli, of which (i) 785 shares of restricted stock vest and the restrictions lapse on June 9, 2014, (ii) 2,174 shares of the restricted stock vest and the restrictions lapse as follows: 1,087 shares on June 12, 2014 and 2015, and (iii) 2,748 shares of restricted stock vest and the restrictions lapse as follows: 916 shares on June 14, 2014, 2015 and 2016. Mr. Natoli has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(9)	Represents (a) 4,753 shares held directly by Ms. Britt, (b) 5,000 shares of common stock issuable upon the exercise of stock options held by Ms. Britt that are currently exercisable or are exercisable within 60 days of the record date, (c) 16,086 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Britt that are exercisable within 60 days of the record date, (d) 4,343 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2015, provided that Ms. Britt is still an employee of the Company on such date, and we have met certain performance criteria, (e) 7,017 shares of restricted stock, which vest in three equal annual installments beginning on April 30, 2014, (f) 7,018 shares of restricted stock granted in April 2013, which vest up to 100%, provided, that, certain performance criteria has been achieved as of the last day of fiscal 2016, and that Ms. Britt is still an employee of the Company on such date and (g) 8,298 shares of restricted stock, which vest in three equal annual installments beginning on April 28, 2015. Ms. Britt has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(10)

Represents (a) 15,000 shares of common stock issuable upon the exercise of stock options held by Mr. Harriman that are currently exercisable or are exercisable within 60 days of the record date, (b) 25,455 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Harriman that are currently exercisable or exercisable within 60 days of the record date, (c) 6,872 shares of restricted common stock owned directly by Mr. Harriman, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2015, provided he is still an employee on such date, and subject to the attainment of certain performance criteria, (d) 9,960 shares of restricted stock, which vest in three equal annual installments beginning on April 30, 2014, (e) 9,960 shares of restricted stock granted in April 2013, which vest 100% provided, that, certain performance criteria has been achieved as of the last day of fiscal 2016 and that Mr. Harriman is still an employee of the Company on such date, and (f) 11,778 shares of restricted stock, which vest in three equal installments beginning on April 28, 2015. Mr. Harriman has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(11)	Represents 120,000 shares of restricted stock, which vest as follows: (i) 20,000 shares on September 9, 2014; and (ii) 25,000 shares on each of September 9, 2015, 2016, 2017 and 2018. Mr. Silverstein has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(12)	Includes (a) 326,396 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date, (b) 472,557 shares of common stock issuable upon the exercise of stock appreciation rights that are currently exercisable or are exercisable within 60 days of the record date, and (c) 533,637 shares of restricted stock that have been granted.
(13)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2013. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(14)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2013. Represents shares of common stock held by BlackRock, Inc. and with respect to which BlackRock, Inc. has sole voting and dispositive power.
(15)	Includes restricted and common stock equal in value to three times base salary, which is the minimum number of shares required to be owned pursuant to the executive ownership guidelines.
(16)	Includes restricted and common stock equal to $60,000 value (a multiple of one times the annual equity retainer), which is the minimum number of shares directors are required to own within three years of becoming a director to qualify as a director.
(17)	Includes restricted and common stock equal in value to one times base salary, which is the minimum number of shares required to be owned pursuant to the executive ownership guidelines within three years of becoming eligible to participate in the long term incentive plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the SEC. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2014, all filing requirements applicable to our directors and executive officers who are subject to Section 16(a) were complied with, except that, due to an administrative oversight, Mr. George Feldenkreis and Mr. Oscar Feldenkreis each filed a late report reflecting the forfeiture of restricted stock awarded pursuant to a grant made in 2008, which was forfeited on March 26, 2013, because the Company did not meet the applicable performance goals. The Form 4s related to such transaction were filed with the SEC on May 2, 2013.

DIRECTOR COMPENSATION

Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. Directors who are also our employees are not paid any fees or other remuneration for service on the Board or any of its committees. The components of directors’ compensation are cash retainer, meeting attendance fees and equity-based grants. The fiscal 2014 compensation was paid at the same levels as those provided at the end of the fiscal year ended February 2, 2013 (“fiscal 2013”). Specifically, the compensation for our independent directors was as follows: (i) $35,000 retainer per year, payable in quarterly installments; (ii) $1,000 for each Board and/or committee meeting attended in person, except for attendance at Nominating Committee and Governance Committee meetings, which do not generate a meeting fee; and (iii) an annual grant of restricted common stock equal to $60,000 in value, with vesting to occur in three equal annual installments (the “Fee Program”). Additionally, the committee chairperson for the Compensation Committee, Governance Committee and Investment Committee receive a $5,000 additional cash retainer per year, and the Audit Committee Chair receives a $10,000 additional cash retainer per year. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Each new director also receives a stock option or stock appreciation rights award equal to $50,000 in option or appreciation rights value, as applicable, with three-year vesting (the “New Director Program”). Directors are also entitled to receive stock options or stock appreciation rights under our equity compensation plans.

Since December 2009, the Compensation Committee has engaged an outside compensation consultant, Pearl Meyer & Partners (“PM&P”), to assist with periodic reviews of the competitiveness of our outside director compensation including market practices relating to director recruitment. The consultant collects market data from the latest proxy filings for peer companies and published surveys representative of industry market practices and reviews competitive practices, prevalence and trends relating to annual cash compensation (retainers and meeting fees), equity-based compensation (stock options, stock appreciation rights, full-value shares), and other notable practices (committee chair premiums). During the fiscal year ended January 28, 2011, the Compensation Committee redesigned certain aspects of the director compensation programs based on PM&P’s recommendations including a change to the mix of cash to equity compensation and a greater increase in equity over cash so that total equity is greater than 50% of the total compensation, matching a National Association of Corporate Directors (“NACD”) best practice. Additionally, based on PM&P’s recommendation, the annual retainer of $31,250 was increased to $35,000 effective May 1, 2010 and the value of the Fee Program grant was increased from $50,000 to $60,000 in value effective June 17, 2010. In March 2012, the Compensation Committee reviewed the competitiveness of our outside director compensation including market practices relating to committee fees, director recruitment and retention. The Committee reviewed industry market practices and competitive practices, and based on the Committee’s overall review, including its review of the 2011-2012 NACD Director Compensation Report, a $5,000 committee retainer for the Governance Committee Chair was initiated. All other director compensation remained the same.

It is our Company’s policy to strongly encourage stock ownership by Company directors to closely align the interests of directors and shareholders. Under this policy, directors are expected to accumulate, over a three-year period, and then retain shares. The Compensation Committee changed the director ownership target levels to a multiple of one times the annual equity retainer from 3,000 shares effective May 1, 2013. All of the directors have exceeded the changed guideline targets for director stock ownership, other than Alexandra Wilson, who joined the Board in February 2014 and has three years to meet the director stock ownership target.

The following table sets forth compensation information for fiscal 2014 for all of our then current directors except our CEO and COO. The Compensation of our CEO and COO is described in the section of this Proxy Statement captioned “Executive Compensation.”

Fiscal 2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option/SARs Awards ($)	All Other Compensation ($)	Total Compensation ($)
Joe Arriola	55,000	60,000	—	*	115,000
Gary Dix	47,000	60,000	—	*	107,000
Joseph P. Lacher	61,000	60,000	—	*	121,000
Joseph Natoli	44,000	60,000	—	*	104,000
Eduardo M. Sardiña (former director)	48,000	60,000	—	*	108,000

(1)	The amounts shown are the grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 25) to the consolidated financial statements in our annual report on Form 10-K for fiscal 2014. On June 14, 2013, each of our then current non-management directors received a grant of restricted common stock equal to approximately $60,000 in value, with vesting to occur in three equal annual installments beginning on June 14, 2014. The table immediately following this table contains information regarding vested and unvested restricted shares held by our directors.
*	Perquisites and other personal benefits provided to such director during fiscal 2014 had a total value of less than $10,000.

At February 1, 2014, the aggregate amount of stock options and restricted shares held by each non-employee director was as follows:

Outstanding Equity Awards at Fiscal Year End

	Options				Restricted Shares
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Option/SARs (#) Unexercisable	Options/ SARs Exercise Price ($)	Expiration Date	Number of Restricted Shares of Stock That Have Not Vested (#)		Market Value of Restricted Shares of Stock That Have Not Vested ($)(4)
Joe Arriola	—	—	—	—	785	(1)	12,301
	—	—	—	—	2,174	(2)	34,067
					2,748	(3)	43,061
Gary Dix	8,502	—	13.39	6/6/2015	—		—
	—	—	—	—	785	(1)	12,301
	—	—	—	—	2,174	(2)	34,067
					2,748	(3)	43,061
Joseph P. Lacher	8,502	—	13.39	6/6/2015	—		—
	—	—	—	—	785	(1)	12,301
	—	—	—	—	2,174	(2)	34,067
					2,748	(3)	43,061
Eduardo Sardiña	3,720	—	25.60	4/20/2017	—		—
(former director)					785	(1)	12,301
	—	—	—	—	2,174	(2)	34,067
	—	—	—	—	2,748	(3)	43,061
Joseph Natoli	3,125	—	16.00	12/18/2017	—		—
	—	—	—	—	785	(1)	12,301
	—	—	—	—	2,174	(2)	34,067
					2,748	(3)	43,061

(1)	Pursuant to the then current Fee Program, we granted each director 2,355 restricted shares, which vest in three equal annual installments of 785 shares on June 9, 2012, June 9, 2013 and June 9, 2014.

(2)	Pursuant to the then current Fee Program, we granted each direct 3,261 restricted shares, which vest in three equal annual installments of 1,087 shares on June 12, 2013, June 12, 2014 and June 12, 2015.
(3)	Pursuant to the then current Fee Program, we granted each direct 2,748 restricted shares, which vest in three equal annual installments of 916 shares on June 14, 2014, June 14, 2015 and June 14, 2016.
(4)	Values were determined based on a closing price of $15.67 as of January 31, 2014, the last trading day of fiscal 2014.

Our directors are not eligible to participate in our pension or retirement plans and did not receive any deferred compensation earnings or non-equity incentive plan compensation during fiscal 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation philosophy is designed to (i) align us and our associates’ goals with stockholder and other stakeholder interests; (ii) attract, retain and motivate world-class talent; (iii) ensure that pay is competitively positioned; (iv) reward superior performance and limit rewards for performance below targets; and (v) promote achievement of our annual goals and long-term strategic objectives. Our fiscal 2014 compensation packages reflect this philosophy and its principles.

Fiscal 2014 was an extremely challenging environment at retail, which resulted in a revenue decline for our Company. As the year unfolded, we undertook a series of restructuring initiatives to address the macro issues affecting the industry and our Company. We strategically exited numerous private and exclusive retail programs with the goal to focus on national brands thereby allowing us to drive more profitable growth and to better leverage our existing teams. In addition, we monetized our John Henry brand ownership in Asia by selling the brand rights for $7.5 million. We will continue to identify such transactions where we can realize strong value for the divestiture of businesses or brands that we do not consider core.

During the fourth quarter, we initiated an infrastructure rationalization aligning our business organization by brands to optimize the full lifestyle opportunity under our key national brands as to drive improved profitability and efficiencies within our organization. Our strategies drove significant expansion in gross margin during the fourth quarter from 32.6% to 34.3%. We also further strengthened our capital position by renewing our credit facility and mortgages at more favorable terms. We ended the fiscal year with a very strong financial position and balance sheet.

We continued to focus on our premier collection sportswear businesses under the Perry Ellis and Rafaella brands. We enhanced both product presentation and assortment and supported the brands with key marketing investments. We continued to expand our golf lifestyle platform by licensing the Jack Nicklaus brand as well as extending our global reach with the Callaway Golf addition of Europe, the Middle East and Africa.

As a result of the above financial and shareholder return outcomes, the Compensation Committee made the following major decisions with regard to executive pay during fiscal 2014. There was no increase in salaries for our named executive officer’s for fiscal 2014 versus fiscal 2013, except for Anita Britt, who received a salary increase of approximately 4%. This increase was implemented to recognize that Ms. Britt had not received a salary increase in more than three years. During the first quarter of 2014, a transaction bonus was afforded to the COO for the execution of the sale of certain Asian rights to the John Henry brand. The Company did not pay annual incentive bonuses, which are based on pre-established performance goals relating to the achievement of corporate adjusted EBITDA as well as divisional and individual performance, to our CEO, COO or any of our other named executive officers. Long-term incentive awards were made in the form of time-vested restricted stock in lieu of time-vested stock settled SARs, and performance shares and performance cash, all of which were awarded in accordance with our prior practices of awarding a combination of time-vested equity grants and performance shares or performance cash as applicable. The Compensation Committee believes these are appropriate pay outcomes given the financial and shareholder return performance during fiscal 2014 and reflect significant linkage between pay and performance.

Executive Compensation Policy

This compensation discussion and analysis provides an overview of our compensation objectives and policies. In connection with our 2013 Annual Meeting of Stockholders held on June 14, 2013, we received over 95% approval of our executive compensation, or “say-on-pay” vote from stockholders for our named executive officers’ compensation, excluding abstentions and broker non-votes. Because we believe these results demonstrate an endorsement of our compensation practices and alignment with our stockholders’ interests, we have not altered our compensation practices this year.

The Compensation Committee acts on behalf of the Board of Directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and incentive plans covering executive officers and other senior management. In overseeing the plans, the Compensation Committee delegates authority for day-to-day administration to the head of the Human Resources Department and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO, COO, and CFO except for awards to the CEO, COO and CFO, whose awards are determined by the Compensation Committee. The Compensation Committee considers recommendations from our CEO with respect to the compensation of the COO and CFO and other executive officers.

The Compensation Committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO and COO, evaluates the CEO and COO’s performance in light of those goals and objectives, and reports to the Board the CEO and COO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO’s and COO’s compensation, the Compensation Committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEO’s and COO’s at comparable companies, and the compensation set forth in the CEO’s and COO’s employment agreements. The objectives of our compensation programs are to:

•	attract and retain world class executive officers;

•	motivate our executive officers to accomplish strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers that is aggressive, but achievable without excessive risk taking.

Our executive compensation programs are based on several factors, including the level of job responsibility, individual performance, divisional performance and Company performance. Compensation reflects the value of performance and rewards superior performance while limiting rewards for performance below targets. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive. The Compensation Committee believes the most effective executive compensation program rewards our achievement of specific annual, long-term and strategic goals, and aligns the interest of the executives with those of the shareholders by rewarding performance in accordance with established goals that are aggressive, but achievable without excessive risk-taking. The Compensation Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

Since January 2009, the Compensation Committee has directly engaged PM&P, to assist it with executive compensation and director compensation matters. PM&P periodically advises the Compensation Committee in its review of the competitiveness and effectiveness of our executive compensation and incentive practices, including review of overall compensation levels, peer group information and practices and trends in long-term incentives as well as a competitive compensation assessment. In reviewing and making recommendations regarding the design of compensation programs, PM&P considers our compensation philosophy and the balance between Company objectives, value to employees and program costs while aligning the goals of our executive officers with those of our shareholders and motivating our executive officers to accomplish the strategic and financial objectives of the Company. PM&P provides no services to the Company other than those directly to or on behalf of the Compensation Committee relating to executive compensation and director compensation services. PM&P attends meetings of the Compensation Committee at the request of the Committee, meets with the Compensation Committee in executive sessions without the presence of management and frequently communicates with the Chairman of the Compensation Committee with regard to emerging issues. In fiscal 2014, the Company paid PM&P approximately $40,000 for its services.

During fiscal 2010, PM&P assisted the Compensation Committee in a comprehensive review of the competitiveness of our executive compensation at the Company and made recommendations with respect to fiscal 2011. PM&P conducted a competitive pay analysis of the CEO, COO and our most senior executives including a review of the overall long-term and short-term incentive structure and the mix of cash versus equity incentives. PM&P assisted the Compensation Committee in selecting an appropriate peer group and in analyzing the peer group’s pay practices. In December 2012, with the assistance of PM&P, the Compensation Committee reviewed peer group information and determined to update the peer group for fiscal 2014 versus fiscal 2013. PM&P assisted the Compensation Committee in updating the peer group selection from a peer group of 18 companies in the apparel manufacturing and retail industry, which included 14 companies with similar revenues, enterprise value and market capitalization to ours and were designated as primary peers. Four other companies were selected to be included in the peer group as direct competitors of ours. As a follow-up to the analysis, in January 2013, the peer group was further refined by the Compensation Committee to comprise the following companies: Carters Inc., Quiksilver Inc., Columbia Sportswear Co., Fifth & Pacific Companies, Inc., Wolverine World Wide Inc., GIII Apparel Group Ltd, Crocs, Inc., Oxford Industries Inc., Maidenform Brands, Inc., American Apparel, Inc., Delta Apparel Inc., Movado Group Inc., True Religion Apparel Inc., and Iconix Brand Group, Inc. The median (50th percentile) 2011 revenue size of the peer group companies was $888 million, which is generally comparable to our fiscal 2013 revenue of approximately $970 million. With the assistance of PM&P, the Compensation Committee reviewed the updated peer group information, considered current pay practices and reviewed economic data to set the fiscal 2014 compensation programs. Additionally, PM&P utilized the updated peer group information to conduct a competitive review of our CEO’s total direct compensation (sum of base salary, annual bonus and long-term incentive/equity grant values) and provide recommendations to the Compensation Committee in reviewing and approving our CEOs new employment agreement (as described in the section of the Proxy Statement captioned “Employment Agreements and Potential Payout upon Termination or Change of Control”). The Committee determined to implement fiscal 2014 compensation programs that were similar to the compensation programs implemented in fiscal 2013.

Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

For the fiscal year ended February 1, 2014, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary we generally consider the range of competitive practices for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of our independent compensation consultant.

In making base salary recommendations, the committee compares the salary against a peer group of publicly-traded apparel and apparel-related wholesale and retail companies. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders’ investment. Because of the variance in size among the companies comprising the peer group, other factors such as earnings before interest, taxes, depreciation and amortization, net income, share value and growth may be used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels.

We compete for executive talent and believe employment agreements providing severance and other protections play an important role in retaining our CEO and COO. On May 7, 2013, we entered into new employment agreements (as described in the section of this Proxy Statement captioned “Employment Agreements and Potential Payout upon Termination or Change of Control”) with each of our CEO and COO to replace the agreements that expired in January 2013. The base salary of the CEO and COO are based upon the terms of the new employment agreements. In the establishment of the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the responsibility of comparable positions at peer apparel companies and the recommendations provided by PM&P including, among other things, their recommendations regarding our retention objectives. The Compensation Committee maintained the same base salary level for the CEO and COO for fiscal 2014 as in fiscal 2013.

Performance-Based Short-Term Incentive Compensation Programs and Bonuses

In June 2011, the Compensation Committee adopted the 2011 Management Incentive Compensation Plan (the “Management Incentive Compensation Plan”) that was approved at the 2011 Annual Meeting and was the successor to the Management Incentive Compensation Plan adopted in 2005. The Management Incentive Compensation Plan gives the Compensation Committee the latitude to provide cash incentives to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and eligibility extends to all senior management employees. The Compensation Committee has created two cash compensation plans under the terms of the Management Incentive Compensation Plan: the Executive Management Incentive Plan (the “EMI Plan”) and the Management Incentive Plan (“MIP Plan”). With respect to the EMI Plan, the Compensation Committee, in its discretion, establishes the performance period not to exceed 12 months and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee intends that any awards made under the EMI Plan be eligible for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different incentive formulas, with respect to one or more participants.

For fiscal 2014, the Compensation Committee considered various performance measures for the EMI Plan as recommended by PM&P, and set annual performance goals based on adjusted EBITDA, the same performance measure utilized for the fiscal 2013 EMI Plan. For the purpose of the fiscal 2014 EMI Plan, adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non – controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives. The Compensation Committee considers adjusted

EBITDA a performance measurement that translates directly into bottom line earnings and encompasses not only gross profit margin – an important measure for the Company – but also operating expenses, which are important in the short-term for the Company. The Compensation Committee reviews the performance measure annually to confirm that the selected performance measure properly aligns the goals of our executive officers with those of our shareholders while motivating our executive officers to accomplish the strategic and financial objectives of the Company.

During fiscal 2014, the CEO and the COO participated under the EMI Plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual incentives that are tied to specific performance levels that the Compensation Committee establishes each year. For fiscal 2014, the plan performance goals for the CEO and COO were established to award a cash incentive in the range of 40% at threshold, 100% at target and 130% at maximum of base salary based on various adjusted EBITDA ranges for fiscal 2014. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. The Compensation Committee also authorized a minimum payment amount, or gatekeeper bonus payout, as described in more detail below, to the CEO and COO for the achievement of performance between gatekeeper and threshold levels of up to $300,000 based on Committee judgment, which payment would not be eligible for 162(m) deductibility if paid. The Compensation Committee discussed the appropriate adjusted EBITDA goals at length in an effort to select the goals that would reward hard work, but were achievable. The EMI Plan performance targets for fiscal 2014 were a 40% payout at $70 million pre-bonus adjusted EBITDA, a 100% payout at $84 million pre-bonus adjusted EBITDA, and a 130% payout at $96.5 million pre-bonus adjusted EBITDA. The Compensation Committee set the CEO and COO target bonus at 110% of salary based on input from PM&P. The CEO and COO did not earn a cash bonus for fiscal 2014 based on the pre-established performance goals, as our full year adjusted EBITDA was $34.8 million.

The MIP Plan is an annual cash incentive program established under the broad terms of the Management Incentive Compensation Plan to provide cash incentives for those executive officers and other management employees who are not selected as participants under the EMI Plan. There were approximately 260 participants in the MIP Plan for fiscal 2014. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval. The MIP Plan allows for all levels of management to receive a cash award equal to between 5% and 40% of their base salary, based on each manager’s level of responsibility, our overall financial performance, divisional performance and the individuals’ individual performance review. Under the MIP Plan, an overall incentive target amount with ranges of potential payout is established for participants at the beginning of each fiscal year by the Compensation Committee. For fiscal 2014, the MIP Plan performance goals were established to award cash incentives in the ranges from 40% at threshold, 100% at target and 130% at maximum of the allocable incentive of all participants. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. Incentive payouts for the year are then determined based on our financial results for the fiscal year relative to the pre-established performance guidelines as well as each participant’s individual performance review. The CEO and COO do not participate in the MIP Plan.

In light of recommendations of PM&P, the Compensation Committee discussed and approved certain enhancements to the MIP Plan with respect to fiscal 2012 versus the prior year plans including the introduction of a divisional component for certain MIP Plan participants with divisional responsibilities. The fiscal 2014 MIP Plan components and weighting followed the fiscal 2013 MIP Plan design including (i) the divisional component ranging from 0% to 40%; (ii) the weighting of the corporate adjusted EBITDA goal ranging from 40% to 60%; and (iii) the weighting of the individual performance evaluation ranging from 20% to 40%. In addition, the Compensation Committee recognized the need to continue to motivate and reward outstanding performance of those executives who drive and accomplish the strategic and financial objectives of the Company. The Company continued a minimum payout amount, of “gatekeeper payout,” under the MIP Plan, which permits a payout to certain MIP Plan participants if a minimum gatekeeper corporate pre-bonus adjusted EBITDA level is achieved by the Company and the MIP Plan participants and the MIP Plan participants achieve certain division and individual performance objectives. For fiscal 2014, the minimum gatekeeper corporate pre-bonus adjusted EBITDA level was $61.4 million. The EMI Plan participants may participate in the gatekeeper payout, as described above, if the minimum gatekeeper corporate adjusted EBITDA level is achieved by the Company and the EMI Plan participants achieve individual performance objectives as determined by the Compensation Committee.

For fiscal 2014, the Compensation Committee chose the same adjusted EBITDA targets for the MIP Plan as it chose for the EMI Plan. The weighting of the corporate adjusted EBITDA goal ranged from 40% to 60% of the cash incentive amount, the weighting of the divisional component ranged from 0% to 40%; and the weighting of the individual performance evaluation ranged from 20% to 40%. The range of outcomes is a function of whether a particular participant is a division executive or a corporate (shared services) executive. In considering the measures for the divisional component, the Compensation Committee desired to incentivize management to generate sustainable profitable growth for us by driving division results and determined that a combination of divisional revenue and adjusted EBITDA objectives were the appropriate divisional measures to accomplish the desired growth and profitability objectives for us. In addition, the Compensation Committee recognized the need to continue to motivate and reward outstanding performance of those executives who drive and accomplish the strategic and financial objectives of the Company and authorized a gatekeeper payout if the Company achieved a minimum pre-bonus adjusted EBITDA level. A satisfactory individual performance appraisal was a condition to any payment of a cash incentive. The Compensation Committee also has the discretion to adjust an award payout upward or downward from the amount yielded by the formula based upon recommendations from the CEO or COO. The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. For fiscal 2014, there was no payout under the MIP Plan and no gatekeeper payout as the gatekeeper corporate pre-bonus adjusted EBITDA performance goals were not achieved.

During fiscal 2013, the Company commenced divesting of trade names and businesses that were small revenue and low profit contributors in order to focus on brands and businesses that provide the Company the greatest profit enhancement while de-emphasizing brands and businesses that are not considered core to the Company. During the fourth quarter of fiscal 2013, the Company entered into a sales agreement for certain Asian trademark rights with respect to John Henry. To maximize the value of the divestiture and to take advantage of the momentum, the Compensation Committee established a bonus plan (“divestment incentive bonus plan”) to incentivize and reward executives for the successful and expeditious negotiation and close of the divesture. The John Henry transaction closed in the first quarter of fiscal 2014. As a result of this transaction, we recorded a significant gain in the licensing segment. There were several participants in the divestment incentive bonus plan who were considered essential to the successful and expeditious close of the transaction, including the COO. The Compensation Committee approved a bonus pool in the amount of $1,000,000. Following the sale, the Compensation Committee approved the bonus amount for the COO based on the magnitude of his responsibilities in the achievement of the close of the transaction and authorized management to allocate the remaining authorized bonus amount among the other participants. The Compensation Committee recognized that the payment of the divestment incentive bonus plan to the COO was not eligible for deductibility under Section 162(m) of the Code. The bonuses paid under the divestment incentive bonus plan to Named Executive Officers appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive Compensation

In 2005, we adopted the Long-Term Incentive Compensation Plan that was approved by our shareholders at the 2005 Annual Meeting and amended and restated by our shareholders at the 2008 Annual Meeting, and further amended and restated and approved by our shareholders at our 2011 Annual Meeting (the “Long-Term Incentive Compensation Plan” or “LTI Plan”). The Long-Term Incentive Compensation Plan, allows the Compensation

Committee to award performance cash, stock options, stock appreciation rights (“SARs”), performance shares, restricted stock, dividend equivalents and other types of equity awards to our executive officers. The Long-Term Incentive Compensation Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our stock. The Long-Term Incentive Compensation Plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in our stock in order to strengthen the mutuality of interests between such persons and our shareholders. Equity awards and grants are awarded based on performance and to select newly hired management employees. By using a mix of stock options, SARs, restricted stock, performance share grants and performance cash awards, we are able to compensate executives and other employees and incentive new employees to join and remain with us, reward performance and motivate our executive officers. Many of these programs deliver value only when the value of our stock increases.

Based upon input received from PM&P, we determined that it was in the best interest of the Company to implement an annual “LTI Plan” to grant equity incentive compensation to named executive officers and other executive officers. In light of recommendations of PM&P, the Compensation Committee redesigned the LTI Plan in fiscal 2011 to include a combination of SARs in lieu of stock options, and performance shares, for all LTI Plan participants except the CEO and COO, who were awarded a performance cash component in lieu of performance shares. The Compensation Committee reviewed the design features of the fiscal 2014 LTI Plan and based upon input from PM&P, determined to include a combination of time vesting restricted stock in lieu of SARs, for all plan participants and maintained the payment of performance shares for all LTI Plan participants except the CEO and COO, who were granted performance cash as awarded in fiscal 2013. The Compensation Committee elected to use performance shares to motivate executive officers to achieve long-term financial goals which serve to align executives with the interests of shareholders to create shareholder value. The fiscal 2014 LTI Plan grant to participants (other than the CEO and COO) includes a combination of restricted shares that vest pro rata over a three-year period and performance shares that cliff vest at the end of a three-year performance period if certain performance criteria is achieved, based on cumulative revenues and adjusted EBITDA. The fiscal 2014 LTI Plan performance goals were established to award a performance share incentive in the range of 90% at threshold, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative revenue and adjusted EBITDA ranges. Cumulative revenue is weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA is weighted at 75% of the total cumulative performance goal. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. The CEO and COO participated under the LTI Plan with respect to the restricted share grant but were awarded performance cash (as discussed below) rather than performance shares.

The Compensation Committee reviewed the CEO and COO competitive pay analysis compiled by PM&P and, with respect to fiscal 2014, approved the LTI plan with a long-term performance based performance cash payout component in lieu of performance shares for the CEO and COO. Based on PM&P’s analysis and recommendation, the Compensation Committee included a performance cash component to the CEO’s and COO’s long-term incentive pay, which in years prior to fiscal 2011 had been exclusively equity compensation. The Compensation Committee took into consideration the following objectives of our compensation program: attract and retain highly qualified executive officers; motivate our executive officers to accomplish strategic and financial objectives; align our executive officers’ interests with those of our shareholders; and favor performance-based compensation. Additionally, the Compensation Committee took into consideration that the CEO and COO, together, owned, directly or indirectly, approximately 20-25% of our stock. The performance based cash component of the fiscal 2014 LTI Plan was structured similar to the performance share component of the fiscal 2014 LTI Plan with a cliff vest performance period of three years and the achievement of cumulative revenue weighted at 25% of the performance criteria and cumulative adjusted EBITDA weighted at 75% of the performance criteria. The fiscal 2014 LTI Plan performance goals were established to award the CEO and COO a cash incentive in the range of 90% at threshold, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum. Actual payouts are interpolated for performance between threshold and target, and target and maximum on a straight line basis. The performance cash component of the LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is eligible for deductibility under Section 162(m) of the Code.

Stock Appreciation Rights

The Long-Term Incentive Compensation Plan permits the grant of SARs. Each SAR permits the holder to receive upon exercise, the net after-tax value of the appreciation of the SAR in the form of shares. A SARs award usually vests over a three to five year period and is generally granted within the range of 1,000 to 20,000 SARs. The size of the award is determined by position, responsibilities and individual performance, subject to plan limits, and the estimated value of each SAR is based on a Black-Scholes calculation. SARs award levels are determined based on market data utilizing comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of Human Resources and/or the CEO or COO. SARs are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted a SARs award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted SARs that are priced on a date other than the grant date. In fiscal 2014, the Compensation Committee did not grant stock-settled SARs under the LTI Plan.

Stock Options

The Long-Term Incentive Compensation Plan permits the grant of stock options. Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted within the range of 1,000 to 10,000 options. Generally, the size of the award is determined by position, responsibilities and individual performance, subject to plan limits, and the estimated value of each stock option is based on a Black-Scholes calculation. Stock option award levels are determined based on market data utilizing comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of Human Resources and/or the CEO or COO. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted an option award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. The Company has not granted any stock options since prior to fiscal 2011, and since fiscal 2011, has granted SARs versus stock options. The key consideration of moving to SARs grants versus stock option grants is the use of fewer shares upon exercise of stock-settled SARs.

Restricted Stock Grants

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. The restricted stock awards generally vest over a three to five year period and are fewer in number than stock-settled SARs to reflect their greater value. Restricted stock awards are generally granted in a range of 1,000 to 20,000 restricted shares. Based upon analysis and recommendations from PM&P including that both stock-settled SARs and restricted shares are considered time based grants, the Compensation Committee determined to grant restricted shares grants in lieu of stock-settled SARs. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of Human Resources and/or the CEO or COO. In fiscal 2014, the Compensation Committee granted restricted shares in lieu of stock-settled SARs under the LTI Plan. The amount of the grants varied based on position, title and responsibility, subject to plan limits.

Performance Shares

The Long-Term Incentive Compensation Plan permits the grant of performance shares. Performance share awards generally vest over a three to five year period upon meeting certain pre-established performance criteria. In fiscal 2012, the Compensation Committee granted performance shares under the LTI Plan. The 2012 LTI Plan performance share grants had a three-year performance period with the outcome based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA weighted at 75% of the total cumulative performance goal. The fiscal 2012 LTI adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives. The fiscal 2012 LTI Plan performance targets included (i) cumulative revenue (25% weighting) with a 50% payout at $2.94 billion three year cumulative revenue, a 100% payout at $3.270 billion three year cumulative revenue, and a 150% payout at $3.6 billion three year cumulative revenue and (ii) cumulative adjusted EBITDA (75% weighting) with a 50% payout at $270 million three-year cumulative adjusted EBITDA, a 100% payout at $300 million three-year cumulative adjusted EBITDA, and a 150% payout at $330 million three-year cumulative adjusted EBITDA. The CEO, COO and LTI Plan participants did not earn the performance share bonus based on the pre-established performance goal as our three-year cumulative revenue was $2.9 billion and our three-year cumulative adjusted EBITDA was $171.3 million. In fiscal 2013, the Compensation Committee also granted performance shares under the LTI Plan. The fiscal 2013 LTI Plan performance share grant has a three-year performance period with the outcome based on the level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal. In fiscal 2014, the Compensation Committee also granted performance shares under the LTI Plan. The fiscal 2014 LTI Plan performance share grant has a three-year performance period with the outcome based on the level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal. In fiscal 2014, the Compensation Committee also granted performance shares under the LTI Plan. The fiscal 2014 LTI Plan performance share grant also has a three-year performance period, with the outcome based on the level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal. The grants varied based on position, title and responsibility. Our CEO and COO did not receive grants of performance shares under the LTI Plan in fiscal 2012, fiscal 2013 or fiscal 2014 but were alternatively granted a long term performance-based cash award under the Long-Term Incentive Compensation Plan based on the level of achievement of cumulative revenue and adjusted EBITDA targets over a three-year performance period (as discussed below).

Performance Cash

The Long-Term Incentive Compensation Plan permits the grant of performance-based cash awards. Our CEO and COO did not receive grants of performance shares under the LTI Plans in fiscal 2012, fiscal 2013 or fiscal 2014 but were alternatively granted long term performance-based cash awards under the Long-Term Incentive Compensation Plan based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and adjusted EBITDA weighted at 75% of the total cumulative performance goal targets over a three-year performance period. The fiscal 2012 LTI Plan performance-based cash award to our CEO and COO had a three-year performance period with the outcome based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA weighted at 75% of the total cumulative performance goal. For fiscal 2012 LTI adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives. The fiscal 2012 LTI Plan performance targets for the performance-based cash awards were the same performance targets as the target for the performance share awards and included (i) cumulative revenue (25% weighting) with a 50% payout at $2.94 billion three-year cumulative revenue, a 100% payout at $3.27 billion three-year cumulative revenue, and a 150% payout at $3.6 billion three-year cumulative revenue and (ii) cumulative adjusted EBITDA (75% weighting) with a 50% payout at $270 million three-year cumulative pre-bonus adjusted EBITDA, a 100% payout at $300 million three-year cumulative adjusted EBITDA, and a 150% payout at $330 million three-year cumulative adjusted EBITDA. The CEO and COO did not earn the performance-based cash payout under the fiscal 2012 LTI Plan based on the achievement of the defined performance goals, as our three-year cumulative revenue was $2.9 billion and three-year cumulative adjusted EBITDA was $171.3 million. The Compensation Committee approved the fiscal 2014 performance-based cash awards for the CEO and COO with the same parameters as the fiscal 2013 performance-based cash awards including a three-year performance period with the outcome based on the level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal, over the three-year performance period.

Executive Stock Ownership Requirement

It is our Company’s policy to strongly encourage stock ownership by our executive officers. This policy closely aligns the interests of management with those of shareholders. Under this policy, LTI Plan participants are expected to accumulate, over a three-year period, and then retain shares. All LTI Plan participants, and any executive who at the time of employment is eligible by position to participate in the LTI Plan, must retain ownership, for three years, of not less than 50% of the after-tax value of any exercised SARs and vested performance shares (excluding stock options) granted under an LTI Plan on or after March 18, 2010. All LTI Plan participants, and any executive who at the time of employment is eligible by position to participate in the LTI Plan, must retain ownership, for two years, of not less than 50% of the after-tax value of any exercised SARs and vested performance share (excluding stock options) granted upon employment with us or outside of an LTI Plan on or after March 18, 2010. Our Compensation Committee regularly reviews the stock ownership policy taking into consideration comparative compensation data and effective May 1, 2013, our Compensation Committee determined to set a stock ownership target level as a multiple of salary for our LTI Plan participants. Effective May 1, 2013, the stock ownership requirement for our executive officers was reset as follows: CEO and COO – three times base salary; Presidents, Executive Vice Presidents, Chief Financial Officer, Chief Merchandising Officers, Chief Information Officer – one times base salary; and all other LTI Plan Participants – .5 times base salary. All of the shares of common stock owned by the executive officer apply toward meeting this ownership requirement. Under this policy, LTI participants are expected to accumulate the stock ownership, over a three-year period, and then retain shares.

Employment Agreements and Potential Payout upon Termination or Change in Control

The following section describes the terms of employment agreements between us and certain of our executive officers. This section also describes payments that would be made to these executive officers as a result of (i) a termination of the executive due to death or disability, (ii) a termination of the executive without “cause” or the executive’s resignation for “good reason,” or (iii) a termination of the executive because a “change in control” has occurred and either we have terminated the executive without “cause” or the executive has quit for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination occurred on February 1, 2014, which is the last day of our fiscal year.

In all cases of termination of these executives, the executives would be entitled to receive (a) base salary earned during fiscal 2014 but not paid as of the last day of our fiscal year, and (b) annual incentive compensation awards earned during fiscal 2014 but not paid as of the last day of our fiscal year. The potential termination payments described below do not include these amounts, which are reflected in the Summary Compensation Table.

We compete for executive talent and believe that an employment agreement providing severance and other protections play an important role in retaining George Feldenkreis, our Chairman and Chief Executive Officer. On May 7, 2013, we entered into a new employment agreement with Mr. George Feldenkreis to replace the agreement that expired in January 2013. The employment agreement with Mr. Feldenkreis expires at 11:59 pm on January 30, 2016 and provides for an initial annual salary of not less than $1,000,000, subject to annual increases in the sole discretion of our board of directors. Mr. Feldenkreis is also eligible to participate in our annual incentive compensation plan with an annual threshold bonus opportunity equal to not less than 40% of his then current base salary, a target bonus opportunity (referred to as the “target bonus”) equal to not less than 110% of his then current base salary and a maximum bonus opportunity equal to not less than 130% of his then current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by our compensation committee for each fiscal year during the term of the agreement, which performance criteria will be set within the first three months of each fiscal year during the term of the employment agreement. Lastly, Mr. Feldenkreis is eligible to participate in our applicable long-term incentive compensation plan as may be established and modified by our board of directors in its sole discretion.

Under the terms of the employment agreement, Mr. Feldenkreis has agreed that all future equity awards will provide for automatic vesting upon a change in control coupled with a termination of his employment without cause or for good reason (as defined in the employment agreement) within 24 months of the change in control.

Under the terms of his previous employment agreement, which expired January 31, 2013, Mr. George Feldenkreis was entitled to receive a tax gross-up payment if his compensation under such agreement exceeded 300% of his base salary by more than $50,000, and as a result, he became subject to a “parachute” excise tax. The payment of this tax gross-up was eliminated in his new employment agreement.

The employment agreement also prohibits Mr. George Feldenkreis from competing with us during the employment period and for two years after termination of his employment or upon expiration of the term of the agreement, as applicable. In addition, Mr. Feldenkreis is prohibited from soliciting or doing business with any of our customers or clients or employing or attempting to employ any of our employees (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with us during the employment period and for two years after termination of his employment for any reason except for the termination of Mr. George Feldenkreis’ employment upon expiration of the term of the agreement. The prohibition on the non-solicitation of employees continues for one year after expiration of the term of the agreement.

Upon termination of Mr. George Feldenkreis’ employment by reason of his death or disability (as defined in his employment agreement), Mr. Feldenkreis or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) his pro rata target bonus, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved, (e) all premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights, ,and all other equity-based long-term incentive compensation awards will immediately vest as of the termination date and will be paid or distributed, as the case may be. In addition, all stock options held by Mr. Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Feldenkreis as of the date of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, if the termination of Mr. George Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that he shall receive (i) all of his annual incentive compensation award, without pro ration, based on the actual achievement of the performance goals as established under such arrangement, with respect to the year in which the termination occurs, payable when such annual incentive compensation award is paid to our other senior executives; (ii) all performance-based compensation, without pro ration, payable in cash and based on a performance metric other than stock price, based on the actual achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives; and (iii) all performance-based equity awards, which shall vest on the date that the performance goals established under such performance-based equity compensation arrangements are achieved. Additionally, Mr. Feldenkreis will receive a lump sum cash payment equal to 100% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason, plus (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination for good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

If Mr. George Feldenkreis is terminated by us for a reason other than “cause” (as defined in his employment agreement) and we later determine that his employment could have been terminated by us for “cause,” then a “clawback” provision in his employment agreement requires the repayment to us immediately upon written demand by our board of directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If Mr. George Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2014, he would have been entitled to receive $26,975 representing premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive $925,000 relating to the fiscal 2012 long-term performance-based cash payout plan, $616,667 relating to the fiscal 2013 long-term performance-based cash payout plan and, $308,333 relating to the fiscal 2014 long-term performance based cash payout plan, for a total of $1,876,975.

If Mr. George Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2014, he would have been entitled to receive all the amounts payable in the event of his death or disability described $1,876,975, plus $1,000,000, which represents 100% of his base salary, for a total of $2,876,975.

If Mr. George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2014, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $2,876,975, plus $3,000,000, which represents 300% of his base salary, for a total of $5,876,975. Additionally, Mr. Feldenkreis’ 52,647 restricted stock, and 79,089 stock appreciation rights would have vested.

The execution by Mr. George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

We compete for executive talent and believe that the employment agreement providing severance and other protections play an important role in retaining Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer. On May 7, 2013, we entered into a new employment agreement with Mr. Oscar Feldenkreis to replace the agreement that expired in January 2013. The new employment agreement with Mr. Oscar Feldenkreis, expires at 11:59 pm on January 30, 2016 and provides for an initial annual salary of not less than $1,000,000, subject to annual increases in the sole discretion of our board of directors. Mr. Feldenkreis is also eligible to participate in the same annual incentive compensation plan (with the same percentage bonus opportunities) that Mr. George Feldenkreis is entitled to receive. He is eligible to participate in our applicable long-term incentive compensation plan as may be established and modified by our board of directors in its sole discretion as well. Mr. Oscar Feldenkreis’ employment agreement contains termination and other provisions substantially the same as those set forth in George Feldenkreis’ employment agreement except that if Mr. Oscar Feldenkreis is terminated without cause (as defined in his employment agreement) or he quits for good reason, Mr. Oscar Feldenkreis will receive all of the same benefits Mr. George Feldenkreis would receive upon his death or disability plus a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason. Additionally, Mr. Oscar Feldenkreis’ employment agreement contains two additional circumstances under which his resignation would qualify as a resignation for good reason. Mr. Oscar Feldenkreis would be deemed to have resigned for good reason if (a) we failed to promote him to chief executive officer after George Feldenkreis ceased to serve as our chief executive officer for any reason (other than a termination of George Feldenkreis’ employment by us for “cause,” (as is defined in Mr. George Feldenkreis’ employment agreement); or (b) following such promotion, we failed to retain Mr. Oscar Feldenkreis as our chief executive officer from the date of his promotion to the end of the term of his employment agreement.

Mr. Oscar Feldenkreis’ employment agreement also includes a “clawback” provision as described with respect to Mr. George Feldenkreis’ employment agreement. Finally, the tax gross-up provision contained in Mr. Oscar Feldenkreis’ previous employment agreement, which was the same as the provision in Mr. George Feldenkreis’ previous employment agreement, was eliminated in his new employment agreement.

If Mr. Oscar Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2014, he would have been entitled to receive $33,044, which represents premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive $925,000 relating to the fiscal 2012 long-term performance based cash payout plan, $616,667 relating to the fiscal 2013 long-term performance based cash payout plan and $308,333 relating to the fiscal 2014 long-term performance based cash payout plan, for a total of $1,883,044.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2014, he would have been entitled to receive all the amounts payable in the event of his death or disability described above $1,883,044, plus $2,000,000, which represents 200% of his base salary, for a total of $3,883,044.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2014, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $3,883,044, plus $3,000,000, which represents 300% of his base salary, for a total of $6,883,044. Additionally, Mr. Feldenkreis’ 52,647 restricted stock, and 79,089 stock appreciation rights would have vested.

The execution by Mr. Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

Effective September 9, 2013, we entered into an employment agreement with Mr. Stanley Silverstein, our President of International Development and Global Licensing for a term of five years. The employment agreement provides for an annual salary of $500,000, subject to annual reviews for increases in the sole discretion of the Company’s Chief Executive Officer. Mr. Silverstein is also eligible to participate in the Company’s annual incentive compensation plan applicable to senior level executives as established and modified from time to time by the Company’s Board of Directors. For the fiscal year 2014, Mr. Silverstein is entitled to receive a guaranteed bonus of $175,000, less applicable tax deductions, payable in September 2014. Commencing fiscal year 2015, Mr. Silverstein is eligible for incentive compensation with an annual threshold bonus opportunity equal to 40% of his then current base salary, a target bonus opportunity equal to not less than 100% of his then-current base salary, and a maximum bonus opportunity equal to not less than 130% of his then-current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement. In addition, Mr. Silverstein was granted an aggregate of 120,000 shares of restricted stock, 20,000 shares of which will vest on September 9, 2014 and 25,000 shares of which will vest on each of September 9, 2015, 2016, 2017 and 2018, respectively. The restricted stock will vest immediately upon a change in control (as defined in his employment agreement) and upon certain termination events as described below. Last, beginning in fiscal year 2016, Mr. Silverstein will be eligible to participate in the Company’s applicable long-term incentive compensation plan as may be established and modified by the Company’s Board of Directors in its sole discretion.

The employment agreement also prohibits Mr. Silverstein from competing with the Company or calling on, soliciting or doing business with any customer or client of the Company or any subsidiary during the employment period and for six months after Mr. Silverstein’s last date of employment with the Company. In addition, for two years after termination of his employment, Mr. Silverstein is prohibited from or employing or attempting to employ any employee of the Company, or any person that was employed with the Company during the last six months of Mr. Silverstein’s employment with the Company.

Upon termination of Mr. Silverstein’ employment by reason of his death or disability (as defined in his employment agreement), Mr. Silverstein or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) reimbursement for expenses accrued during the term of employment, (c) vested benefits (including vacation) accrued through the date of such termination, (d) the Shares will immediately vest, and (e) any annual bonus in respect of the fiscal year preceding the fiscal year in which Mr. Silverstein’s employment ends and which has not yet been paid.

Additionally, if Mr. Silverstein’ employment agreement is terminated without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, and a lump sum cash amount equal to 50% of his base salary.

Mr. Silverstein’ agreement also provides for severance in the event he is terminated by the Company without cause or by Mr. Silverstein for good reason within six months prior to or two years after a change in control. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that the Severance Payment will be increased to 200% of Mr. Silverstein’s base salary and bonus opportunity at target.

If Mr. Silverstein is terminated by the Company without cause (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for cause, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination without cause that would not have paid to him if he had been terminated for cause.

If Mr. Silverstein’s employment had terminated as a result of his death or disability as of the end of fiscal 2014, he would have been entitled to receive $33,044, which represents premiums for health insurance for Mr. Silverstein, his spouse and his dependents for the period they would be eligible for COBRA coverage.

Additionally, Mr. Silverstein would have been entitled to receive $175,000 relating to the guaranteed bonus payable in September 2014, for a total of $208,044 and the 120,000 shares of restricted stock would have vested.

If Mr. Silverstein’s employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2014, he would have been entitled to receive all the amounts payable in the event of his death or disability described above $208,044, plus $250,000 which represents 50% of his base salary, for a total of $458,044.

If Mr. Silverstein’s employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2014, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $208,044, plus $1,000,000 which represents 200% of his base salary, for a total of $1,208,044. Additionally, Mr. Silverstein’s 120,000 restricted stock would have vested.

The execution by Mr. Silverstein of a waiver of claims and general release is a condition to receiving the termination benefits described above.

Retirement Plans

Salant Retirement Plan

In connection with our acquisition of Perry Ellis Menswear, LLC, we maintain a retirement plan. The number of years of service and the eligible compensation were frozen effective December 31, 2003 and, therefore, no longer continue to accrue. We make contributions to the retirement plan only to fund its liabilities. Pension plan benefits are determined by adding 0.65% of an employee’s “Average Final Compensation” not in excess of 140% of the “Covered Compensation,” and 1.25% of an employee’s “Average Final Compensation” in excess of 140% of the “Covered Compensation,” if any, and multiplying this amount by the employee’s number of years of service, which cannot exceed 35. In general, “Average Final Compensation” means the average of an employee’s annual compensation for the five years prior to his or her retirement, or if the employee had not retired as of December 31, 2003, the average of an employee’s annual compensation for the five years ended December 31, 2003. In general, “Covered Compensation” means an employee’s salary and incentive, if any. For the retirement plan, the relevant compensation, net of severance pay, group term life insurance, moving expenses, car allowances, housing allowances and stock option gains, is annual compensation for those five years within the 15 consecutive years before the plan was frozen or the employee’s retirement, during which the employee achieved his or her highest annual compensation. None of our named executive officers participate in this plan.

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the named executive officers, who are eligible to contribute the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service on a before-tax basis after 90 days of service to us. We match 20% of each participant’s elective deferral to the 401(k) plan that does not exceed 6% of such participant’s eligible compensation. On April 1, 2013, we increased the match to the 401(k) Plan for employees who earn $85,000 or less annually to a match of 35% of the participants elective deferral that does not exceed 6% of such participants eligible compensation. All participant contributions to the 401(k) Plan are fully vested upon contribution. All matching contributions to the plan vest after three years of service.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Risk Assessment

The Compensation Committee carefully considers the overall pay mix and incentive structure to discourage excessive risk taking. Senior executives are paid an annual base salary that is competitive in the market and are eligible for an annual cash incentive bonus and long term incentives.

The annual cash incentive bonus is based on one or more performance metrics that are consistent with the Company’s long-term goals. The performance metrics and goals are established by the Compensation Committee and based on budgeted levels that are reviewed and approved by the Board of Directors, and all incentive cash bonus awards, whether short term or long term, have maximum bonus payout amounts. Additionally, if either the CEO or COO is terminated by the Company for a reason other than “cause” (as defined in the applicable employment agreement) and the Company later determines that such person’s employment could have been terminated by the Company for “cause,” then a “clawback” provision in the CEO’s and COO’s employment agreements requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due to the executive officer in the event of a termination for “cause.”

The Company also relies on long-term incentives that reward senior executive based on the long-term business and strategic goals of the Company. The Company awards long term equity compensation in the form of stock appreciation rights, restricted stock, performance shares and performance-based cash. Stock appreciation rights and restricted stock vest annually over a period of three to five years. Performance share grants to senior executives typically cliff vest at the end of a three to five year performance period and are based on one or more performance metrics. Beginning in fiscal 2011, the Compensation Committee approved a three-year long-term cash performance incentive award (versus an equity performance incentive award) for the CEO and COO under the LTI Plans, which awards incorporate a maximum payment amount. The performance goals for the performance shares and the performance-based cash awards are the same, as established by the Compensation Committee, and are also based on budgeted levels, which are reviewed and approved by the Board of Directors. Additionally, the Company maintains equity ownership requirements that expose its senior executive officers to the loss of value of their equity ownership if stock appreciation is jeopardized.

The Compensation Committee oversees and annually reviews and approves the Company’s executive compensation structure and programs. During the course of its assessment, the Compensation Committee consults with various persons, including senior management and the independent compensation consultant retained by the Compensation Committee, to ensure that the compensation programs are designed to incentivize executives without encouraging excessive risk taking. Each of the compensation components is also reviewed and evaluated in assessing the potential risks arising in connection with compensating both the Company’s senior level officers and its other employees. The Company does not believe that there are any risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the Company or its businesses.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses and will balance the costs and burdens involved in compliance against the value of the tax benefits to be obtained by the Company and may, in certain instances, pay compensation that is not fully deductible if the Compensation Committee determines that the costs and burdens of obtaining the tax deduction outweigh the benefits.

For fiscal 2014, we met all the requirements to deduct all compensation except for the deduction of executive perquisites and benefits for Mr. George Feldenkreis and Mr. Oscar Feldenkreis, and the divestment incentive bonus to Mr. Oscar Feldenkreis.

Accounting for Stock-Based Compensation

We account for stock-based payments, including equity awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of ASC Topic 718, Compensation – Stock Compensation. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2014 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

/s/ Joe Arriola, Chairman

/s/ Joseph P. Lacher

/s/ Alexandra Wilson

EXECUTIVE COMPENSATION

Set forth below are tables prescribed by the proxy rules of the SEC which present the compensation with respect to fiscal 2012, fiscal 2013 and fiscal 2014 of (i) Mr. George Feldenkreis, our Chief Executive Officer, (ii) Ms. Anita Britt, our Chief Financial Officer, and (iii) our three most highly compensated executive officers in fiscal 2014 other than the Chief Executive Officer and Chief Financial Officer, namely Mr. Oscar Feldenkreis, Mr. Stanley P. Silverstein and Mr. Stephen Harriman (collectively, the “Named Executive Officers”).

Summary Compensation Table for Fiscal Year Ended February 1, 2014

The following table discloses compensation paid or to be paid to the Named Executive Officers with respect to fiscal 2014, fiscal 2013 and fiscal 2012.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		SARS/ Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

George Feldenkreis,	2014	1,023,077	—		925,008	(5)	—		—	—	221,412	(8)	2,169,497
Chairman of the Board and Chief Executive Officer	2013	1,000,000	—		—		924,950	(6)	1,387,500	—	223,948	(8)	3,536,398
	2012	1,000,000	—		—		925,725	(7)	—	—	224,009	(8)	2,149,734

Oscar Feldenkreis,	2014	1,038,462	800,000	(9)	925,008	(5)	—		—	—	98,400	(10)	2,861,869
Vice Chairman, President and Chief Operating Officer	2013	1,000,000	—		—		924,950	(6)	1,387,500	—	98,257	(10)	3,410,707
	2012	1,000,000	—		—		925,725	(7)	—	—	97,968	(10)	2,023,693

Anita Britt,	2014	422,500	—		246,595	(11)	—		—	—	21,455	(16)	690,550
Chief Financial Officer	2013	395,000	—		109,665	(12)	78,999	(13)	—	—	20,421	(16)	604,085
	2012	395,000	—		79,010	(14)	79,055	(15)	—	—	33,152	(16)	586,217

Stephen Harriman,	2014	519,231	—		349,994	(17)	—		—	—	13,710	(22)	882,935
President, Sportswear Division	2013	500,000	—		173,537	(18)	125,002	(19)	—	—	12,314	(22)	810,853
	2012	500,000	—		125,014	(20)	125,106	(21)	—	—	12,244	(22)	762,364

Stanley P. Silverstein,	2014	195,437	175,000	(23)	2,224,800	(24)	—		—	—	6,641	(25)	2,601,878
President, International Development and Global Licensing

(1)	Fiscal 2014 salary reflects 27 payments compared to 26 payments in fiscal 2013 and 2012.
(2)	The amounts shown are the grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 25 to our consolidated financial statement in our annual report on Form 10-K for fiscal 2014.
(3)	No bonuses were earned or paid pursuant to the EMI Plan or the MIP Plan based on performance criteria established and achieved.
(4)	For fiscal 2013, represents a cash payment earned under our Long Term Incentive plan.
(5)	Represents 52,647 shares of restricted shares of common stock that vest in three equal annual installments commencing on April 30, 2014.
(6)	Represents Stock Appreciation Rights to acquire 89,686 shares of our common stock, which vest as follows: 29,895 shares on March 19, 2013 and March 19, 2014 and 29,896 shares on March 19, 2015.
(7)	Represents Stock Appreciation Rights to acquire 57,894 shares of our common stock, which vest in three equal installments beginning on April 11, 2012.
(8)

Consists of: (i) $3,902 and $3,952 in fiscal 2013 and 2012, respectively, for Mr. George Feldenkreis’ personal use of our automobile; (ii) $154,930, in each of fiscal 2014, 2013, and 2012, attributable to our payment of term life insurance premiums on policies for which Mr. George Feldenkreis’ family is the beneficiary; (iii) $3,014, $3,000, and $4,400 in fiscal 2014, 2013, and 2012, respectively, in our 401K matching contributions; (iv) $9089, $9,846, and $9,846 in each of fiscal 2014, 2013, and 2012 for the imputed value of group life insurance benefits as to which Mr. George Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $34,798, $32,689, and $31,300, in fiscal 2014, 2013 and 2012, respectively, attributable to our payment of health and long term disability benefits; and (vi) $19,581, in each of fiscal 2014, 2013 and 2012, for country club membership fees.

(9)	Represents bonus paid in connection with the sale of certain Asian trademark rights with respect to the John Henry brand (as described in the section of this Proxy Statement captioned “Performance-Based Short-Term Incentive Compensation Programs and Bonuses”).
(10)	Consists of: (i) $20,469, $21,781, and $21,817, in fiscal 2014, 2013 and 2012, respectively, for Mr. Oscar Feldenkreis’ personal use of our automobile; (ii) $26,008 in each of fiscal 2014, 2013 and 2012, attributable to our payment of term life insurance premiums on policies for which Mr. Oscar Feldenkreis’ family is the beneficiary; (iii) $3,060, $3,000, and $4,400 in fiscal 2014, 2013, and 2012, respectively, in our 401K matching contributions; (iv) $1,146, $1,100, and $1,099, for fiscal 2014, 2013 and 2012, respectively, for the imputed value of group life insurance benefits as to which Mr. Oscar Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $28,136, $26,787, and $25,063, in fiscal 2014, 2013 and 2012, respectively, attributable to our payment of health and long term disability benefits; and (vi) $19,581 in each of fiscal 2014, 2013 and 2012 for country club membership fees.
(11)	Represents: (i) 7,017 shares of restricted stock, which vest in three equal annual installments beginning on April 30, 2014 and (ii) 7,018 shares of restricted stock granted in April 2013, which vests up to 100%, provided that certain performance criteria has been achieved as of the last day of fiscal 2016 and that Ms. Britt is still an employee of the Company on such date.
(12)	Represents: (i) 1,584 supplemental shares of restricted stock earned under our Long Term Incentive plan for achieving certain performance goals beginning in fiscal 2011 through and including fiscal 2013, which vested on March 26, 2013, and (ii) 4,343 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2015, provided that Ms. Britt is still an employee of the Company on such date, and the Company has met certain performance criteria.
(13)	Represents Stock Appreciation Rights to acquire 7,660 shares of our common stock which vest as follows: 2,553 shares on March 19, 2014 and one installment of 2,554 shares on March 19, 2015.
(14)	Represents 2,784 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that Ms. Britt is still an employee of the Company on such date, and the Company has met certain performance criteria. These shares were forfeited in April 2014 because the performance criteria were not met.
(15)	Represents Stock Appreciation Rights to acquire 4,944 shares of our common stock that vest in three equal annual installments beginning on April 11, 2012.
(16)	Consists of: (i) $12,461, $12,000, and $12,000 in each of fiscal 2014, 2013 and 2012, respectively, for Ms. Britt’s automobile allowance; (ii) $6,353, $6,217, and $5,929 in fiscal 2014, 2013 and 2012, respectively, attributable to our payment of health and long term disability benefits; (iii) $1,021, $644, and $618 in fiscal 2014, 2013 and 2012, respectively, for the imputed value of group life insurance benefits as to which Ms. Britt’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iv) $1,620, $1,560, and $1,560 in fiscal 2014, 2013 and 2012, respectively, for a wireless phone allowance; (v) $13,045 in fiscal 2012 for relocation expenses.
(17)	Represents: (i) 9,960 shares of restricted stock, which vest in three equal annual installments beginning on April 30, 2014 and (ii) 9,960 shares of restricted stock granted in April 2013, which vests up to 100%, provided that certain performance criteria has been achieved as of the last day of fiscal 2016, and that Mr. Harriman is still an employee of the Company on such date.
(18)	Represents: (i) 2,507 supplemental shares of restricted stock earned under our Long Term Incentive plan for achieving certain performance goals beginning in fiscal 2011 through and including fiscal 2013, which vested on March 26, 2013, and (ii) 6,872 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2015, provided that Mr. Harriman is still an employee of the Company on such date, and the Company has met certain performance criteria.
(19)	Represents Stock Appreciation Rights to acquire 12,120 shares of our common stock that vest in three equal annual installments beginning on March 19, 2013. These shares were forfeited in April 2014 because the performance criteria were not met.
(20)	Represents 4,405 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that Mr. Harriman is still an employee of the Company on such date, and the Company has met certain performance criteria.
(21)	Represents Stock Appreciation Rights to acquire 7,824 shares of our common stock that vest in three equal annual installments beginning on April 11, 2012.
(22)	Consists of: (i) $2,833, $2,546, and $2,550 in fiscal 2014, 2013, and 2012, respectively, in our 401K matching contributions; (ii) $7,123, $7,035, and $7,035 in fiscal 2014, 2013 and 2012, respectively, attributable to our payment of long term disability benefits; (iii) $2,134, $1,173, and $1,099 in each of fiscal 2014, 2013 and 2012, respectively, for the imputed value of group life insurance benefits as to which Mr. Harriman’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (iv) $1,620, $1,560, and $1,560 in each of fiscal 2014, 2013 and 2012, respectively, for a wireless phone allowance.
(23)	Represents a guaranteed bonus that is payable in September 2014.
(24)	Consists of 120,000 shares of restricted stock, which vest as follows: (i) 20,000 shares on September 9, 2014; and (ii) 25,000 shares on each of September 9, 2015, 2016, 2017 and 2018.
(25)	Consists of: $1,213 in fiscal 2014 for the imputed value of group life insurance benefits, as to which Mr. Silverstein’s family is the beneficiary, in excess of specified amounts as determined by the Internal Revenue Service, (ii) $231 in fiscal 2014 in our 401K matching contributions, and (iii) $5,197 in legal fees.

Grants of Plan-Based Equity Awards

The following table provides information with respect to equity grants made to our Named Executive Officers under our compensation plans during fiscal 2014:

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payments Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option/ SARS Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Stock or Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George Feldenkreis,	4/30/2013	462,500	925,000	1,387,500	—	—	—	52,647	—	$17.57	925,008
Chairman of the Board and Chief Executive Officer

Oscar Feldenkreis,	4/30/2013	462,500	925,000	1,387,500	—	—	—	52,647	—	$17.57	925,008
Vice Chairman,President and Chief Operating Officer

Anita Britt,	4/30/2013	—	—	—	3,509	7,018	10,527	—	—	$—	123,306
Chief Financial Officer	4/30/2013	—	—	—	—	—	—	7,017	—	$17.57	123,289

Stephen Harriman,	4/30/2013	—	—	—	4,980	9,960	14,940	—	—	$—	174,997
President, Sportswear Division	4/30/2013	—	—	—	—	—	—	9,960	—	$17.57	174,997

Stanley P. Silverstein,	9/9/2013	—	—	—	—	—	—	120,000	—	$18.54	2,224,800
President, International Development and Global Licensing

None of our Named Executive Officers participated in our pension plan and none of our Named Executive Officers received any non-qualified deferred compensation earnings during fiscal 2014. Both the non-equity incentive plan awards and the equity incentive plan awards have three-year performance periods with vesting and the amount of payout based on our level of achievement of cumulative revenue targets and cumulative adjusted EBITDA targets over the three-year performance periods. The performance periods commenced on February 2, 2013. The awards cliff-vest at the end of the three-year performance periods. The restricted stock awards to all named executive officers vest in three annual installments commencing on April 30, 2014, other than restricted stock award to Stanley P. Silverstein which vests as follows: (i) 20,000 shares on September 9, 2014 and (ii) 25,000 shares on each of September 9, 2015, 2016, 2017 and 2018.

Outstanding Equity Awards at Fiscal Year Ended February 1, 2014

The following table provides information with respect to outstanding stock options and restricted stock held by our Named Executive Officers as of February 1, 2014:

Name	Option/SARS Awards							Stock Awards
	Number of Securities Underlying Unexercised Options/ SARS Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARS Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George Feldenkreis,	67,500	—		—	16.59	(2)	3/3/2014	—	—		—		—
Chairman of the Board and Chief Executive Officer	70,674	—		—	24.93		4/18/2017	—	—		—		—
	38,596	19,298	(3)	—	28.38		4/10/2018	—	—		—		—
	29,895	59,791	(4)	—	18.19		3/18/2019	—	—		—		—
	—	—		—	—		—	52,647	824,978	(5)	—		—

Oscar Feldenkreis,	67,500	—		—	16.59	(2)	3/3/2014	—	—		—		—
Vice Chairman, President and Chief Operating Officer	70,674	—		—	24.93		4/18/2017	—	—		—		—
	38,596	19,298	(3)	—	28.38		4/10/2018	—	—		—		—
	250,000	—		—	4.63		3/17/2019	—	—		—		—
	29,895	59,791	(4)	—	18.19		3/18/2019	—	—		—		—
	—	—		—	—		—	52,647	824,978	(5)	—		—

Anita Britt,	6,036	—		—	24.93		4/18/2017	—	—		—		—
Chief Financial Officer	3,296	1,648	(3)	—	28.38		4/10/2018	—	—		—		—
	5,000	—		—	4.53		3/16/2019	—	—		—		—
	2,553	5,107	(6)	—	18.19		3/18/2019	—	—		—		—
	—	—		—	—		—	—	—		2,784	(7)	43,625	(8)
	—	—		—	—		—	—	—		4,343		68,055	(9)
	—	—		—	—		—	7,017	109,956	(5)	—		—
	—	—		—	—		—	—	—		7,018		109,972	(10)

Stephen Harriman,	9,551	—		—	24.93		4/18/2017	—	—		—		—
President, Sportswear Division	5,216	2,608	(3)	—	28.38		4/10/2018	—	—		—		—
	15,000	—		—	4.63		3/17/2019	—	—		—		—
	4,040	8,080	(11)	—	18.19		3/18/2019	—	—		—		—
	—	—		—	—		—	—	—		4,405	(7)	69,026	(8)
	—	—		—	—		—	—	—		6,872		107,684	(9)
	—	—		—	—		—	9,960	156,073	(5)	—		—
	—	—		—	—		—	—	—		9,960		156,073	(10)

Stanley P. Silverstein,	—	—		—	—		—	120,000	1,880,400	(12)	—		—
President, International Development and Global Licensing

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 31, 2014, the last trading day of fiscal 2014, in the amount of $15.67 per share.
(2)	These options expired unexercised.
(3)	The shares subject to the stock appreciation right shall vest and become exercisable April 11, 2014.
(4)	The shares subject to the stock appreciation right shall vest as follows: 29,895 shares on March 19, 2014 and 29,896 on March 19, 2015.
(5)	The shares of restricted stock vest in three equal annual installments beginning on April 30, 2014.

(6)	The shares subject to stock appreciation right shall vest as follows: 2,553 shares on March 19, 2014 and 2,554 shares on March 19, 2015.
(7)	These shares were forfeited in April 2014 because the performance criteria were not met.
(8)	The shares of restricted stock vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2014, provided that he or she is still an employee of the Company on that date, and the Company has met certain performance criteria.
(9)	The shares of restricted stock vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2015, provided that he or she is still an employee of the Company on that date, and the Company has met certain performance criteria.
(10)	These shares of restricted stock vest up to 100% on the date the Company files its annual report on form 10k for fiscal 2016, provided that he or she is still an employee of the Company on that date, and the Company has met certain performance criteria.
(11)	The shares subject to stock appreciation rights shall vest in two equal annual installments beginning on March 19, 2014.
(12)	These shares of restricted stock vest as follows: (i) 20,000 shares on September 9, 2014; and (ii) 25,000 shares on each of September 9, 2015, 2016, 2017 and 2018.

Option Exercises and Stock Vested in Fiscal 2014

The following table provides information on stock option exercises and vesting of restricted stock held by the Named Executive Officers during fiscal 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Feldenkreis	—	—	—	—
Oscar Feldenkreis	—	—	—	—
Anita Britt	—	—	8,253	128,103
Stephen Harriman	3,159	52,900	7,521	138,462
Stanley P. Silverstein	—	—	—	—

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers, LLP, our independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standards Section 380, Communication with Audit Committees, as currently in effect.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers, LLP, required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers, LLP, its independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

/s/ Joseph P. Lacher, Chairman

/s/ Joseph Natoli

/s/ Joe Arriola

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since September 18, 2013. Fees for audit services paid to PricewaterhouseCoopers LLP totaled approximately $1,228,000 in fiscal 2014 and $46,000 in fiscal 2013, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes-Oxley attestation and other SEC registration statements and filings, in fiscal 2014 and fiscal 2013.

Fees for audit services paid to Deloitte & Touche LLP totaled approximately $434,000 in fiscal 2014 and $1,765,000 in fiscal 2013, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes-Oxley attestation and other SEC registration statements and filings, in fiscal 2014 and fiscal 2013.

Audit-Related Fees

We did not pay any fees for audit-related services in either fiscal 2014 or fiscal 2013.

Tax Fees

We did not pay any fees for tax-related services in either fiscal 2014 or fiscal 2013.

All Other Fees

Fees for statutory compliance services paid to PricewaterhouseCoopers LLP totaled approximately $22,000 in fiscal 2014 and $25,000 in fiscal 2013. During fiscal 2013, PricewaterhouseCoopers LLP performed certain internal audit services. Fees for these services were approximately $63,000.

We did not procure any other services from Deloitte & Touche, LLP, in either fiscal 2014 or fiscal 2013.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2014, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL 2 – ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires all publicly traded companies to hold a shareholder advisory vote on executive compensation, which is commonly referred to as a “say on pay” vote. This vote is to approve the compensation of our executives as disclosed in the Executive Compensation and Compensation Discussion and Analysis sections of this proxy statement, including the compensation tables and the related narrative. We seek to closely align the interests of our executives with the interests of our shareholders. As described in Compensation Discussion and Analysis, our compensation programs are designed to reward our officers for the achievement of both short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that it is it not binding on the Company, our Board of Directors or the Compensation Committee. The vote on the proposed resolution set forth below is not intended to address any specific element of compensation, but rather relates to our overall compensation of our Named Executive Officers, as described in this proxy statement. If there is a significant vote against our executive compensation, the Compensation Committee will endeavor to determine the reasons for the negative vote. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand their issues and concerns. The Board of Directors and management believe that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required to approve this Proposal 2.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 2 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since September 2013. The Audit Committee has selected PricewaterhouseCoopers, LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2015. One or more representatives of PricewaterhouseCoopers, LLP, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of PricewaterhouseCoopers, LLP since the Audit Committee is responsible for selecting the independent registered public accounting firm. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. The Audit Committee intends to evaluate the audit services the Company currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interest of the Company.

PROPOSAL 3 – THE AUDIT COMMITTEE AND BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the Proxy Statement be mailed in the future.

OTHER BUSINESS

Our Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder intending to present a proposal to be included in our Proxy Statement for our 2015 Annual Meeting must deliver a proposal in writing to our principal executive offices, located at 3000 N.W. 107th Avenue, Miami, Florida 33172, Attn: General Counsel, no later than January 1, 2015. In order to avoid controversy, shareholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

If a shareholder presents a proposal for consideration at our 2015 Annual Meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at our principal executive offices, listed above, no later than 60 days and no earlier than 90 days in advance of the date of such meeting. If notice is not so provided, the notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act and our proxies will have discretionary voting authority with respect to such proposal, without including information regarding such proposal in our proxy materials. All such proposals must comply with the requirements of our second amended and restated articles of incorporation, as amended, a copy of which may be obtained at no cost from the Secretary of the Company.

Our second amended and restated articles of incorporation, as amended, also establish an advance notice procedure with regard to director nominations that are not submitted for inclusion in our proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. For a director nomination to be properly brought before an annual meeting of shareholders, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, at the address listed above, no later than 60 days and no earlier than 90 days in advance of the date of such meeting. All such director nominations must comply with the requirements of our second amended and restated articles of incorporation, as amended, a copy of which may be obtained at no cost from the Secretary of the Company.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS – JUNE 14, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PERRY ELLIS INTERNATIONAL, INC.

The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis, acting singly, as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the “Company”), held of record by the undersigned on April 28, 2014 at the Annual Meeting of Shareholders to be held on June 5, 2014 or any adjournment or adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR all nominees, and FOR Proposals 2 and 3.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Shareholder

Meeting to be Held on June 5, 2014

The Proxy Statement and Annual Report to Shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2014

(Continued, and to be marked, dated and signed on the other side)

The Board of Directors recommends that you vote FOR the following nominees for director:

PROPOSAL 1. ELECTION OF DIRECTORS OF THE COMPANY

A.	☐	FOR THE TWO NOMINEES LISTED BELOW TO SERVE UNTIL THE 2017 ANNUAL MEETING OF SHAREHOLDERS		☐	WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEES LISTED BELOW
		(01) Alexandra Wilson	(02) J. David Scheiner

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

The Board of Directors recommends you vote FOR the following proposals:

PROPOSAL 2.	NON-BINDING SAY-ON-PAY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3.	RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS, LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 2015.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

Dated: , 2014

PLEASE SIGN HERE

Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.